                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by Registrant [x]          Filed by a Party other than Registrant [ ]

  Check the appropriate box:

  [ ]   Preliminary Proxy Statement
  [x]   Definitive Proxy Statement
  [ ]   Definitive Additional Materials
  [ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                          DEEPTECH INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DEEPTECH INTERNATIONAL INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)


         Payment of Filing Fee (Check the appropriate box):

  [x]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(j)(2).
  [ ]   $500 per each party to the controversy pursuant to Exchange
        Act Rule 14a-6(i)(3).
  [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:
        2)  Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
        4)  Proposed maximum aggregate value of transaction:

   [ ] Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identity the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:
        2)  Form, Schedule or Registration Statement No.:
        3)  Filing Party:
        4)  Date Filed:

                          DEEPTECH INTERNATIONAL INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 22, 1996

         TO THE STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders of DeepTech International Inc. ("DeepTech") to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York at 9:30 a.m., New York time, on Tuesday, October 22, 1996, for the following purposes:

         1. To elect thirteen directors of DeepTech to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

         2. To ratify the Board of Directors' appointment of Price Waterhouse LLP as DeepTech's independent accountants for the fiscal year ending June 30, 1997; and

         3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

         Holders of record of DeepTech's common stock at the close of business on September 27, 1996 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

         Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                        By Order of the Board of Directors,

                                        /s/ THOMAS P. TATHAM
                                        THOMAS P. TATHAM
                                        Chairman of the Board

Houston, Texas
September 30, 1996

                          DEEPTECH INTERNATIONAL INC.
                           7500 TEXAS COMMERCE TOWER
                               600 TRAVIS STREET
                             HOUSTON, TEXAS  77002
                                PROXY STATEMENT
                      1996 ANNUAL MEETING OF STOCKHOLDERS


                               --------------

         The enclosed form of proxy is solicited by the Board of Directors of DeepTech International Inc. ("DeepTech") to be used at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York at 9:30 a.m., New York time, on Tuesday, October 22, 1996. This Proxy Statement and the related proxy are to be first sent or given to the stockholders of DeepTech on or about October 2, 1996. Any stockholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Secretary of DeepTech before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Stockholders attending the Annual Meeting may revoke their proxies and vote in person.

         Holders of record at the close of business on September 27, 1996 of DeepTech's common stock, $.01 par value per share ("Common Stock"), will be entitled to one vote per share on all matters submitted to a vote of the stockholders at the meeting. The Common Stock is the only class of capital stock of DeepTech that is outstanding. On September 27, 1996, the record date, there were outstanding 17,035,262 shares of Common Stock.

         DeepTech's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

         Unless the context otherwise requires, references in this Proxy Statement to "DeepTech" shall mean DeepTech International Inc., a Delaware corporation, and references to the "Company" or its operations shall mean DeepTech and its seven operating subsidiaries, Leviathan Gas Pipeline Company (indirectly 85%-owned) ("Leviathan"), Tatham Offshore, Inc. (39%-owned) ("Tatham Offshore"), Deepwater Production Systems, Inc. (85%-owned) ("Deepwater Systems"), DeepFlex Production Services, Inc. (100%-owned) ("DeepFlex"), FPS V, Inc. (100%-owned) ("FPS V"), Offshore Gas Marketing, Inc. (80%-owned) ("Offshore Marketing") and Offshore Gas Processors, Inc. (85%-owned) ("Offshore Processors"), and their respective operations. Leviathan is the general partner of Leviathan Gas Pipeline Partners, L.P., a Delaware limited partnership (together with its subsidiaries, the "Partnership"), in which DeepTech owns an indirect 23.2% effective interest.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting, thirteen directors are to be elected to hold office until the next succeeding annual meeting of the stockholders and until their respective successors have been duly elected and qualified. Twelve of the director nominees are currently directors of DeepTech. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and DeepTech's Restated Certificate of Incorporation and By-laws, abstentions and "broker non-votes" would not have the same legal effect as a vote against a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors. The Board of Directors recommends a vote "FOR" each of the following thirteen nominees. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

DIRECTOR NOMINEES

         THOMAS P. TATHAM, age 50, has served as Chairman of the Board and Chief Executive Officer of DeepTech and as Chairman of the Board of Leviathan since October 1989 and February 1989, respectively. Mr. Tatham served as Chief Executive Officer of Leviathan from February 1989 until June 1995 and has served as Chairman of the Board of Tatham Offshore since its inception in 1988. Mr. Tatham has over 25 years experience in the oil and gas industry. He founded Mid American Oil Company in 1970 and served as Chairman of the Board and Chief Executive Officer until he sold his interest therein to Centex Corporation in 1979. In 1979, Mr. Tatham founded Tatham Corporation to acquire Sugar Bowl Gas Corporation ("Sugar Bowl"), the second largest intrastate pipeline system in Louisiana. He served as Chairman of the Board of Tatham Corporation from 1979 to December 1983, at which time it sold the assets of Sugar Bowl to a joint venture between MidCon Corp. and Texas Oil and Gas, Inc. From 1984 to 1988, Mr. Tatham pursued personal investments in various industries, including the oil and gas industry. Mr. Tatham is also a Director of J. Ray McDermott, S.A.

         CONRAD P. ALBERT, age 50, has served as a Director of DeepTech since February 1992. Since December 1991, he has pursued personal investments. From 1969 to 1991, Mr. Albert served in various positions with Manufacturers Hanover Trust Company, most recently serving as Executive Vice President in charge of worldwide energy lending and corporate finance. He is a Director of Anadarko Petroleum Corporation and Enterprise Products Co. Mr. Albert holds a B.A. from the University of North Carolina at Chapel Hill.

         LANEY CHOUEST, age 42, is the Senior Vice-President and one of the owners of Edison Chouest Offshore and associated companies. Edison Chouest Offshore is a fourteen hundred employee, family owned business which builds and operates specialized offshore vessels. Edison Chouest Offshore conducts operations worldwide and is headquartered in Galliano, Louisiana. Dr. Chouest holds a doctorate in medicine from Louisiana State University Medical School and conducted a private medical practice from 1979 until joining the





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



family business in 1983. He currently serves as a Director of the Offshore Marine Service Association, a group which he has previously served as Chairman. Dr. Chouest is also a member of the United States Coast Guard's National Offshore Safety Advisory Committee and is a former Director of the National Ocean Industry Association. Dr. Chouest is a Director of Kaman Corporation.

         CHARLES M. DARLING, IV, age 48, has served as a Director of DeepTech and Leviathan since October 1989 and February 1989, respectively. Mr. Darling has been a partner in the law firm of Baker & Botts, L.L.P. since January 1980, originally joining the firm in 1974. Mr. Darling has represented companies in the oil and gas industry for over 20 years.

         RALPH EADS, age 37, is a Managing Director and Co-Head of the Energy Investment Banking Group at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Prior to joining DLJ in 1996, Mr. Eads was a Managing Director and Head of Equity Capital Markets at S.G. Warburg & Co., an investment banking firm, from 1993 to 1996. Prior thereto, Mr. Eads was a Vice-President of Lehman Brothers, Inc. Mr. Eads is a graduate of Duke University.

         ROBERT E. FOX, age 67, is President of TERM Energy Corporation, a family corporation based in Harrisville, West Virginia which operates oil and gas wells. Mr. Fox also serves as consultant to various companies in the oil and gas industry. Mr. Fox is a Director of Century Offshore Management Corporation, Lexington, Kentucky. Mr. Fox was Chairman of Richmond Oil and Gas PLC, a London Stock Exchange listed oil and gas company, from October 1990 to December 1993. Mr. Fox served as Managing Director and Chief Executive Officer of Oil Exploration (Holdings) Ltd. from 1974 to 1979. He served on the Board of LASMO Energy PLC from 1979 to 1989. He also served as Managing Director and Chief Executive Officer in the Netherlands for Placid Oil Company from 1964 to 1973. Mr. Fox holds a B.S. degree in geology from Marshall University, a M.S. in geology from University of Illinois and an honorary doctorate in science degree from Heriot Watt University, Edinburgh, Scotland. He is a Registered Petroleum Engineer, a Trustee and Life Member of the American Association of Petroleum Geologists, a Fellow of the Geological Society of America and a Member of the Society of Petroleum Engineers.

         STEVEN L. GERARD, age 51, has served as a Director of DeepTech since August 1992. Since September 1992, Mr. Gerard has served as Chairman of the Board and Chief Executive Officer of Triangle Wire & Cable, Inc. From April 1992 to May 1992, he served as Chief Executive Officer of Mountleigh Group, plc, a London based property management company ("Mountleigh"), during its restructuring. Mountleigh was placed in receivership under United Kingdom law on May 25, 1992. From July 1990 until April 1992, Mr. Gerard was a Senior Managing Director of Citibank, N.A. ("Citibank") responsible for credit, portfolio and risk management for Citibank's corporate and investment banking activities in the United States, Japan, Europe and Australia. From August 1987 to July 1990, he was Division Executive for the National Corporate Finance Division of Citibank. Prior thereto, Mr. Gerard was the Senior Corporate Workout Officer in the Institutional Recovery Management Division of Citibank. Mr. Gerard is also a Director of Banner Aerospace, Inc. and U.S. Home Corporation.

         MICHAEL H. LAM, age 50, served as an Advisory Director of DeepTech from March 1995 until October 1995 and as a Director of DeepTech since October 1995. Mr. Lam is President of Marine Construction Services, J. Ray McDermott, S.A. and is a Director of J. Ray McDermott, S.A. and was Vice Chairman and Chief Operating Officer of Offshore Pipelines, Inc. ("OPI") until its merger with J. Ray McDermott, S.A. in February 1995. Mr. Lam joined OPI in 1990 and served as Executive Vice President of worldwide operations until 1992, when he became Vice Chairman and Chief Operating Officer. Mr. Lam has 23 years of experience in the offshore oil and gas industry and holds a B.S. degree in civil engineering from Texas A&M University.

         BEN T. MORRIS, age 50, has served as a Director of DeepTech since 1989. Mr. Morris is President, Chief Executive Officer and a Director in the investment banking firm of Sanders Morris Mundy Inc. ("SMM") and has been employed by the firm since 1987. Mr. Morris is a Director of Centrax, Inc., Fresh America Corporation, Intersport Limited, Hydra Fluids, Inc., L-D Communications, Inc. and USA Company, Inc. Mr. Morris served as Chief Operating Officer of Tatham Corporation from 1980 until 1984. Prior thereto, he worked





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



for Mid American Oil Company from 1973 until 1980, serving as President in 1979 and 1980. Mr. Morris has a B.B.A. from the University of North Texas and is a certified public accountant.

         NANCY K. QUINN, age 43, has served as a Director of the Beacon Group Capital Services, L.L.C. since August 1996. Ms. Quinn was a Managing Director and co-head of the Energy and Natural Resources Group at PaineWebber Incorporated from December 1994 through November 1995. Ms. Quinn was employed by Kidder, Peabody & Co. Incorporated from 1982 until December 1994, serving as a Managing Director and co-head of the Natural Resources Group from 1990 through 1994. Ms. Quinn holds a B.F.A. degree from Louisiana State University and an M.B.A. degree from the University of Arkansas.

         JANET E. SIKES, age 42, has served as Secretary of DeepTech since August 1993, a Director of DeepTech since July 1993, Treasurer of DeepTech since May 1991 and as a Director of Leviathan since September 1991. Ms. Sikes has managed accounting, treasury, cash management and financial reporting functions for various entities owned and controlled by Mr. Tatham since 1981. Prior thereto, Ms. Sikes worked in the audit division of Price Waterhouse LLP ("Price Waterhouse"), and for two years as the Assistant Controller of Ocean Marine Services, Inc. Ms. Sikes holds a B.B.A. from Texas A&M University and is a certified public accountant.

         GRANT E. SIMS, age 41, has served as a Senior Vice President of DeepTech since December 1992, as a Director of DeepTech since July 1993 and as Chief Executive Officer of Leviathan since June 1995. Mr. Sims has served as a Director of Leviathan since July 1994. In addition, Mr. Sims served as the President of Leviathan from March 1994 to June 1995. Prior to his employment with the Company, Mr. Sims served as an independent consultant with clients ranging from United Gas Pipe Line Company to DLJ following a ten year career at Transco Energy Company ("Transco") where he directed Transco's non jurisdictional gas activities. Mr. Sims received a B.A. and Ph.D. in Economics from Texas A&M University.

         DONALD V. WEIR, age 55, has served as Chief Financial Officer and a Director of DeepTech since June 1991, Vice President of DeepTech since 1989 and Secretary of DeepTech from 1989 to August 1993. In addition, Mr. Weir has served as a Director of Leviathan since 1989, Secretary of Leviathan since
March 1994, Chief Operating Officer of Leviathan from 1989 to March 1994, Secretary and a Director of Dover Technology, Inc., a 50% owned affiliate of DeepTech, since 1989, Secretary and a Director of Tatham Offshore from 1988 to September 1995 and as Chief Financial Officer of Tatham Offshore from 1991 to September 1995. From 1988 until 1991, he served as a Vice President of Tatham Offshore. Prior to joining the Company, Mr. Weir served in various executive capacities with numerous entities owned and controlled by Mr. Tatham. Prior to joining Mr. Tatham's organizations in 1980, Mr. Weir was with Price Waterhouse for 14 years.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD

         Board Meetings. The Board of Directors held six meetings during the fiscal year ended June 30, 1996. During the fiscal year ended June 30, 1996, each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which each such director served.

         Committees of the Board of Directors. DeepTech had the following committees of the Board of Directors during the fiscal year ended June 30, 1996:

         Compensation Committee. The Compensation Committee of the Board of Directors, which is comprised of Messrs. Gerard (Chairman), Albert, Morris and Mr. Paul Thompson, III, met two times during the fiscal year ended June 30, 1996. Mr. Thompson is currently a Director of DeepTech who is not standing for re-election. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation to be paid to the executive officers of DeepTech.

         Executive Committee. The Executive Committee did not meet during the fiscal year ended June 30, 1996. The Executive Committee may exercise all of the power of the Board of Directors, except where restricted by DeepTech's By-laws or by applicable law. Approval of any matter before the Executive Committee





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



is subject to approval by an outside Director, currently Mr. Morris. The Executive Committee is currently comprised of Messrs. Tatham (Chairman), Weir, Sims and Morris.

         Conflicts and Audit Committee. The Conflicts and Audit Committee, which is currently comprised of Messrs. Morris (Chairman), Gerard, Albert and Thompson, met one time during the fiscal year ended June 30, 1996. The Conflicts and Audit Committee provides two primary services. First, it advises the Board of Directors in matters regarding the system of internal controls and the annual independent audit, and reviews policies and practices of DeepTech, including changes in accounting practices and significant estimates made by management affecting the financial statements. Second, the Conflicts and Audit Committee, at the request of the Board of Directors, reviews specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such potential conflict proposed by the Board of Directors is fair and reasonable to DeepTech. The Conflicts and Audit Committee also reviews other matters that it deems appropriate. Any such matters approved by a majority vote of the Conflicts and Audit Committee will be deemed conclusively to be fair and reasonable to DeepTech.

COMPENSATION OF DIRECTORS

         Directors of DeepTech are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and from, and attendance at, meetings of the Board of Directors or committees thereof. Directors of DeepTech who are not officers or affiliates of DeepTech are paid an annual fee of $30,000 plus $2,000 per meeting attended. Mr. Darling does not receive compensation for his service as Director of DeepTech.

         On November 1, 1994, each of Messrs. Morris and Thompson were granted stock options to purchase 150,000 shares of Common Stock at an exercise price of $10.15 per share. The terms of the options provided that they expired one year after the service of the respective board members cease and that they were immediately exercisable. The grant of these options was subject to shareholder approval. In October 1995, the Company substituted stock options issued pursuant to the Non-Employee Director Stock Option Plan (the "Director Plan") to purchase 150,000 shares of Common Stock at $4.00 per share for each of these grants. See "Non-Employee Director Stock Option Plan."

         In December 1991, Mr. Tatham entered into an agreement with Mr. Albert regarding Mr. Albert's service as a consultant to and Director of DeepTech.
The agreement was agreed to and accepted by DeepTech. In addition to standard director compensation, the agreement provides that Mr. Albert shall have during the term of the agreement and for a period of 180 days thereafter the option to purchase from Mr. Tatham 150,000 shares of Common Stock at Mr. Tatham's actual cost for same (including carrying costs). The agreement provides for Mr. Albert's service as a Director upon election at the first scheduled meeting of DeepTech's shareholders following the date of the agreement. The agreement may be terminated by either party upon 30 days prior written notice.

         On February 21, 1994, Mr. Tatham entered into an agreement with Mr. Gerard regarding Mr. Gerard's service as a consultant to and Director of DeepTech effective January 1, 1992. The agreement was agreed to and accepted by DeepTech. In addition to standard director compensation, the agreement provides that Mr. Gerard shall have during the term of the agreement and for a period of 180 days thereafter the option to purchase from Mr. Tatham 150,000 shares of Common Stock at Mr. Tatham's actual cost for same (including carrying costs). The agreement provides for Mr. Gerard's service as a Director effective January 1, 1992. The agreement may be terminated by either party upon 30 days prior written notice.

         In November 1994, the Board of Directors authorized DeepTech to reimburse Mr. Tatham for costs he incurred in connection with the agreements he made with each of Messrs. Albert and Gerard. In September 1995, the Compensation Committee of the Board of Directors authorized DeepTech to grant Mr. Tatham options to purchase 300,000 shares of Common Stock at $5.00 per share, the estimated fair market value at the date of grant, and to pay Mr. Tatham $705,000 which was settled in part by canceling Mr. Tatham's obligation under an unsecured demand note in the original principal amount of $600,000.

         In February 1995, DeepTech entered into an agreement with Mr. Lam regarding his service as an Advisory Director of DeepTech and as a member of the Board of Directors of DeepFlex. The agreement provides that Mr. Lam is to receive $30,000 base compensation per year and $1,000 per meeting attended as an Advisory Director or as Vice-Chairman of the Engineering and Technical Review Committee of DeepTech and $2,000 per meeting attended as a Director of DeepFlex. The agreement also provides for consulting services to be provided by Mr. Lam at the request of DeepTech or DeepFlex at the rate of $250 per hour with a minimum $40,000 paid during twelve month period following the date Mr. Lam agreed to become a Director. The agreement also provided that for a period of one year following the commencement of service, Mr. Lam had the right to elect to receive (i) the option to purchase a number of shares of DeepFlex common stock that represents 5% of the common stock outstanding at the date of the agreement or (ii) options to purchase 150,000 shares of Common Stock. The DeepFlex option would have been exercisable at a price per share equal to DeepTech's total per share equity investment in DeepFlex plus 12% per annum from the date of investment to the date of exercise. The DeepTech option was to be exercisable at fair market value. The agreement also provided that Mr. Lam could elect to receive options to purchase common stock of both companies on a prorated basis. In October 1995, Mr. Lam elected to receive options to purchase DeepTech shares. As a result, DeepTech issued Mr. Lam options to purchase 150,000 shares of Common Stock at $4.00 per share pursuant to the Director Plan. See "Non-Employee Director Stock Option Plan."

         In February 1995, DeepTech entered into an agreement with Mr. Phillip
G. Clarke regarding his service as an Advisory Director, Chairman of the Engineering and Technical Review Committee for DeepTech and a Director of Tatham Offshore. The agreement provides that Mr. Clarke is to receive $30,000 base compensation per year and $1,000 per meeting attended as an Advisory Director or as Chairman of the Engineering and Technical Review Committee of DeepTech in addition to director compensation of $30,000 per year and $2,000 per meeting attended for serving as a Director of Tatham Offshore. The agreement also provided for consulting services to be provided by Mr. Clarke at the request of DeepTech or Tatham Offshore at the rate of $250 per hour with a minimum $40,000 paid during twelve month period following the date Mr. Clarke agreed to become a Director. The agreement also provided that for a period of one year following the commencement of service, Mr. Clarke had the right to elect to receive (i) options to purchase 30,000 shares of Tatham Offshore common stock, (ii) options to purchase 150,000 shares of Common Stock or (iii) options to purchase common stock of both companies on a prorated basis. The options were to be exercisable at fair market value. In October 1995, Mr. Clarke elected to receive options to purchase DeepTech shares. As a result, DeepTech issued Mr. Clarke options to purchase 150,000 shares of Common Stock at $4.00 per share pursuant to the Director Plan. See "Non-Employee Director Stock Option Plan."

         In February 1995, DeepTech entered into an agreement with Mr. Clyde Nath regarding his service as Director of Tatham Offshore and as a special advisor to the Board of Directors of DeepTech. In addition to standard director compensation, the agreement provides that to the extent Mr. Nath performs consulting services upon request by Tatham Offshore and/or DeepTech or affiliates thereof beyond the scope of services usually performed by a director, he will be compensated at a rate of $250 per hour. The agreement also provided that for a period of one year following the commencement of service, Mr. Nath had the right to elect to receive (i) options to purchase 30,000 shares of Tatham Offshore common stock and (ii) options to purchase 30,000 shares of Common Stock. The options were to be exercisable at fair market value. During the year ended June 30, 1996, Mr. Nath was issued options to purchase 30,000 shares of Tatham Offshore common stock at $.8125 per share. These options are immediately exercisable during Mr. Nath's term as a Director and for a period of twelve months thereafter. In addition, during October 1995, Mr. Nath was granted options to purchase 30,000 shares of Common Stock at $4.00 per share pursuant to DeepTech's Amended Equity Incentive Plan (the "Plan"). See "Equity Incentive Plan."

         Mr. Nath also entered into a business consulting agreement with Flextrend Development Company, L.L.C. ("Flextrend Development"), which is 100% owned by the Partnership and Leviathan, immediately after Flextrend Development acquired working interests in certain oil and gas leases from Tatham Offshore on June 30, 1995. Pursuant to this agreement, Mr. Nath agreed to provide Flextrend Development consulting services in exchange for a one time consulting fee of $150,000. The business consulting agreement had a one year term commencing on the date of the agreement (July 1, 1995). Effective July 1, 1996, Mr. Nath and Flextrend

Development entered into a similar agreement providing that Mr. Nath would devote 25% of his time to Flextrend Development for annual fee of $75,000 payable in January 1997.

         In September 1995, DeepTech entered into an agreement with Dr. Chouest regarding his service as Director of DeepTech. In addition to standard director compensation, the agreement provided that for a period from the commencement of service until one year from the cessation of service, Dr. Chouest had the right to exercise options to purchase 150,000 shares of Common Stock. The options were to be exercisable at fair market value as of October 26, 1995. The agreement provided that the options shall be assignable, at Dr. Chouest's election, to Alpha Marine Services, Inc., and that any stock purchased pursuant to such options shall, after such purchase, be included in a DeepTech shelf registration to be filed with the Securities and Exchange Commission (the "Commission"). In October 1995, DeepTech issued Dr. Chouest options to purchase 150,000 shares of Common Stock at $4.00 per share pursuant to the Director Plan in full settlement of its obligations under this agreement. See "Non-Employee Director Stock Option Plan."

         In September 1995 DeepTech entered into an agreement with Mr. Fox regarding his service as a Director of DeepTech. In addition to standard director compensation, the agreement provided that for a period from the commencement of service until one year from the cessation of service, Mr. Fox had the right to exercise options to purchase 150,000 shares of Common Stock. The options were to be exercisable at fair market value as of October 26, 1995. The agreement provides that the options shall be assignable, and that any stock purchased pursuant to such options shall, after such purchase, be included in a DeepTech shelf registration to be filed with the Commission. In October 1995, DeepTech issued Mr. Fox options to purchase 150,000 shares of Common Stock at $4.00 per share pursuant to the Director Plan in full settlement of its obligations under this agreement. See "Non-Employee Director Stock Option Plan."

         In October 1995, DeepTech entered into an agreement with Ms. Quinn regarding her service as Director of DeepTech. In addition to standard director compensation, the agreement provided that for a period from the commencement of service until one year from the cessation of service, Ms. Quinn had the right to exercise options to purchase 150,000 shares of Common Stock. The options were to be exercisable at fair market value as of October 26, 1995. The agreement provides that the options shall be assignable, and that any stock purchased pursuant to such options shall, after such purchase, be included in a DeepTech shelf registration to be filed with the Commission. In October 1995, DeepTech issued Ms. Quinn options to purchase 150,000 shares of Common Stock at $4.00 per share pursuant to the Director Plan in full settlement of its obligations under this agreement. See "Non-Employee Director Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Thompson and Mr. Eads are Managing Directors of DLJ and officers of certain of DLJ's affiliates that have made loans to DeepTech and certain of its affiliates. DLJ and certain of its affiliates have provided investment banking and related services to DeepTech, Leviathan, Tatham Offshore and the Partnership in the past for which they have received customary compensation.
As of September 15, 1996, five officers of DLJ owned overriding royalty interests in certain oil and gas leases held by Tatham Offshore. These overriding royalty interests were acquired in partial consideration for loans made by such officers to Tatham Offshore which have since been repaid. DLJ and its affiliates also own interests in DeepTech and overriding royalty interests in certain other oil and gas leases held by Tatham Offshore. See "Voting Securities and Principal Stockholders."

         Mr. Morris, a Director of DeepTech, is an officer and shareholder of SMM. During the past several years, SMM has provided investment banking services to DeepTech and its affiliates, including acting as an underwriter in connection with Tatham Offshore's initial public offering of its common stock and a public offering by the Partnership of its preference units, for which it has received customary compensation. In December 1995, SMM entered into a Standby Underwriting Agreement, relative to their acting as underwriter for a rights offering by Tatham Offshore. As compensation for SMM's commitment to purchase any warrants remaining after the exercise of rights to which the rights holders excluding DeepTech were entitled, Tatham Offshore paid the sum of $500,000. In addition, SMM was reimbursed for other customary expenses. In June 1994, SMM and DeepTech entered into a Financial Advisory Agreement pursuant to which SMM provided

DeepTech with consulting services in exchange for a monthly fee of $12,500.
The Financial Advisory Agreement could be terminated upon 30 days prior written notice by either party. Effective September 1995, DeepTech elected to terminate this agreement. In addition to quarterly cash dividends, Mr. Morris received overriding royalty interests in certain oil and gas leases held by Tatham Offshore in connection with dividends received on Leviathan Holding Company's common stock held by him. Leviathan Holdings Company, an 85% owned subsidiary of DeepTech, owns 100% of Leviathan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation earned by DeepTech's Chief Executive Officer and each of its four other most highly compensated executive officers for the fiscal year ended June 30, 1996 (collectively, the "Named Officers") in salary and bonus for services rendered in all capacities to DeepTech and its subsidiaries for the fiscal years ended June 30, 1994, 1995 and 1996:


                                                                                ANNUAL COMPENSATION
                                                     ----------------------------------------------------------------------------
                                                                                           MARKET VALUE             OTHER ANNUAL
 NAME/PRINCIPAL                       FISCAL        SALARY                BONUS              OF STOCK             COMPENSATION(1)
 POSITION                              YEAR          ($)                   ($)              ISSUED(2)                   ($)
 Thomas P. Tatham...........           1996              --  (3)             -- (3)       $3,331,750 (3)            $ 39,178 (4)
 Chief Executive Officer               1995        $600,000                  -- (6)       $  600,000 (6)            $107,714 (7)
 DeepTech                              1994        $600,000                  --                 --                       --

 James H. Lytal.............           1996        $120,000  (9)             --           $   66,100 (9)                 --
 President                             1995        $125,301             $32,067 (10)            --                       --
 Leviathan                             1994              --  (12)            --                 --                       --

 Edward L. Moses, Jr........           1996              --  (13)            --           $  328,215 (13)           $ 16,883 (14)
 Senior Vice President                 1995        $152,875                  --                 --                  $ 17,162 (16)
 DeepTech                              1994        $120,000                  --                 --                       --

 Grant E. Sims..............           1996        $315,000                  --                 --                       --
 Chief Executive Officer               1995        $193,750             $54,547 (18)            --                  $ 25,722 (19)
 Leviathan                             1994        $150,000             $15,256 (18)            --                       --

 Donald V. Weir.............           1996        $200,000                  --                 --                  $ 19,241 (21)
 Chief Financial Officer               1995        $179,162                  --                 --                  $ 86,899 (22)
 DeepTech                              1994        $132,507                  --                 --                       --


                                                   LONG-TERM
                                                 COMPENSATION
                                                     AWARDS                       ALL OTHER
 NAME/PRINCIPAL                                     OPTIONS                     COMPENSATION
 POSITION                                             (#)                           ($)
 Thomas P. Tatham...........                           --   (5)                       --
 Chief Executive Officer                            100,000 (8)                       --
 DeepTech                                              --                             --

 James H. Lytal.............                           --                             --
 President                                           50,000 (11)                      --
 Leviathan                                             --                             --

 Edward L. Moses, Jr........                         75,000 (8)                    $89,775  (15)
 Senior Vice President                                 --                          $ 3,500  (17)
 DeepTech                                              --                          $42,000  (17)

 Grant E. Sims..............                        100,000 (8)                       --
 Chief Executive Officer                            350,000 (20)                      --
 Leviathan                                             --                             --

 Donald V. Weir.............                        125,000 (8)                       --
 Chief Financial Officer                             50,000 (8)                       --
 DeepTech                                            75,000 (23)                      --

- -----------
(1) Other Annual Compensation excludes the aggregate value of perquisites when such value is less than the lesser of $50,000 or 10% of total annual Salary and Bonus for each Named Officer.
(2) Consists of the aggregate market value of Common Stock and Tatham Offshore common stock issued as a result of the exercise of options granted pursuant to the Deferred Compensation Arrangement for salary and bonuses. The aggregate market value is calculated based on the last reported sales prices of the Common Stock and/or the Tatham Offshore common stock on the dates of exercise of the options. See "Deferred Compensation Arrangement."
(3) Mr. Tatham's salary and bonus for the year ended June 30, 1996 was settled through the issuance of options pursuant to DeepTech's
         Deferred Compensation Arrangement. Under the Deferred Compensation Arrangement, for each $1 of salary deferred, Mr. Tatham was entitled to apply $3 in the exercise of options to acquire Common Stock or Tatham Offshore common stock under DeepTech's Plan or Tatham Offshore's
         Equity Incentive Plan, respectively.  Through June 30, 1996, Mr.
         Tatham had exercised options to acquire 600,125 shares of Common Stock in full settlement of his salary for the fiscal year ended June 30, 1996. In addition, Mr. Tatham was awarded a bonus during the year ended June 30, 1996 related to the sale of the FPS Eddie Delahoussaye. This bonus was settled pursuant to the Deferred Compensation Arrangement in September 1995 when Mr. Tatham exercised options to purchase 150,000 shares of Common Stock. The aggregate market value of the 750,125 shares of Common Stock issued, calculated based on the last reported sales price on the dates of exercise, was $3,331,750.
         See "Option Exercises and Year-End Value Table."
(4)      Represents dues for club memberships.
(5) Excludes options to acquire 1,966,666 shares of Common Stock that were granted by DeepTech to Mr. Tatham during the fiscal year ended June
         30, 1996 related to matters other than for executive compensation.
         See "Certain Relationships and Related Transactions."
(6) Mr. Tatham's bonus was earned during the year ended June 30, 1995 but was deferred under the Deferred Compensation Arrangement with DeepTech. In August 1995, Mr. Tatham exercised options to purchase 150,000 shares of Common Stock in settlement of this bonus obligation. The market value of the 150,000 shares of

         Common Stock issued, calculated based on the last reported sales price on the date of exercise, was $600,000. See "Option Exercises and Year-End Value Table."
(7) Includes $85,400 to pay the initial membership fee at two country clubs.
(8)      Options granted pursuant to the Plan.  See "Equity Incentive Plan."
(9) A portion of Mr. Lytal's salary for the year ended June 30, 1996 was settled through the issuance of options pursuant to DeepTech's Deferred Compensation Arrangement. Under the Deferred Compensation Arrangement, for each $1 of bonus deferred, Mr. Lytal was entitled to apply $1.50 in the exercise of options to acquire Common Stock under DeepTech's Plan or $2.00 in the exercise of options to acquire Tatham Offshore common stock under Tatham Offshore's Equity Incentive Plan. Through June 30, 1996, Mr. Lytal had exercised options to acquire 10,000 shares of Common Stock and 21,979 shares of Tatham Offshore common stock in full settlement of the portion of salary deferred.
         The aggregate market value of the 10,000 shares of Common Stock and the 21,979 shares of Tatham Offshore common stock issued, calculated based on the last reported sales prices on the dates of exercise, was $66,100. See "Deferred Compensation Arrangement."
(10) Includes $22,067 of bonus payable pursuant to Mr. Lytal's employment agreement. See "Employment Agreements."
(11) Options were issued pursuant to Mr. Lytal's employment agreement. See "Employment Agreements" and "Ten Year Options Repricings."
(12)     Mr. Lytal was not employed by DeepTech during this period.
(13) Mr. Moses' salary for the year ended June 30, 1996 was settled through the issuance of options pursuant to DeepTech's Deferred Compensation Arrangement. Under the Deferred Compensation Arrangement, for each $1 of bonus deferred, Mr. Moses was entitled to apply $1.50 in the exercise of options to acquire Common Stock under DeepTech's Plan or $2.00 in the exercise of options to acquire Tatham Offshore common stock under Tatham Offshore's Equity Incentive Plan. Through June 30, 1996, Mr. Moses had exercised options to acquire 35,515 shares of Common Stock. In July 1996, Mr. Moses exercised options to acquire an additional 18,752 shares of Common Stock in full settlement of his salary for the fiscal year ended June 30, 1996. The aggregate market value of the 54,267 shares of Common Stock issued, calculated based on the last reported sales price on the dates of exercise, was $328,215. See "Deferred Compensation Arrangement."
(14) Includes $5,375 related to use of an automobile provided by DeepTech and $11,508 of dues for club memberships.
(15) Consists of an advance by Tatham Offshore that was forgiven during the fiscal year ended June 30, 1996 in exchange for consulting fees rendered to Tatham Offshore.
(16) Includes $5,843 related to use of an automobile provided by DeepTech and $11,319 of dues for club memberships.
(17) Consists of consulting fees rendered to DeepTech and/or Tatham Offshore during the periods indicated.
(18) Bonuses payable pursuant to Mr. Sims' employment agreement. See "Employment Agreements."
(19)     Includes $20,400 to pay the initial membership fee at a country club.
(20) Includes options to purchase 50,000 shares of Common Stock granted pursuant to the Plan which were canceled during the fiscal year ended June 30, 1996 in connection with the grant of 100,000 options pursuant to the Plan and options to purchase 300,000 shares of Common Stock issued in connection with Mr. Sims' continued employment. See "Employment Agreements."
(21) Includes $7,125 related to the use of an automobile provided by DeepTech and $12,116 of dues for club memberships.
(22) Includes $8,136 related to the use of an automobile provided by DeepTech and $74,025 to pay the initial membership fees at two country clubs.
(23) Options granted pursuant to the Plan which were canceled during the fiscal year ended June 30, 1996 in connection with the grant of 125,000 options pursuant to the Plan. See "Equity Incentive Plan" and "Ten Year Option Repricings."

OPTION GRANTS

         The following table sets forth certain information with respect to option grants made to the Named Officers under the Plan and otherwise during the fiscal year ended June 30, 1996:

                                                PERCENT OF
                                                   TOTAL
                                                  OPTIONS
                                                  GRANTED
                               NUMBER OF            TO           EXERCISE                      POTENTIAL REALIZABLE VALUE AT
                           SHARES OF COMMON      EMPLOYEES         OR                             ASSUMED ANNUAL RATES OF
                           STOCK UNDERLYING      IN FISCAL      BASE PRICE      EXPIRATION      STOCK PRICE APPRECIATION FOR
        NAME               OPTIONS GRANTED         YEAR           ($/SH)           DATE                  OPTION TERM
                                                                                                   5%   ($)        10%   ($)
 Thomas P. Tatham                300,000            N/A            $5.00             9/7/05        $  849,182      $2,103,107
                               1,666,666            N/A            $4.50            7/15/97        $1,267,562      $1,702,641
                                 850,000           36.6%           $4.00            7/15/96            N/A             N/A
                                  50,125            2.2%           $3.99            7/15/96            N/A             N/A

 James H. Lytal                   50,000            2.2%           $4.00           11/13/05        $  195,053      $  411,117
                                  15,000             .1%           $4.00            7/15/96            N/A             N/A
                                   5,013             *             $3.99            7/15/96            N/A             N/A

 Edward L. Moses, Jr.             75,000            3.2%           $4.00           11/13/05        $  292,579      $  616,675
                                  51,568            2.2%           $4.00            7/15/96            N/A             N/A
                                   4,699             *             $3.99            7/15/96            N/A             N/A

 Grant E. Sims                   100,000            4.3%           $4.00           11/13/05        $  390,105      $  822,233
                                   7,032             *             $4.00            7/15/96            N/A             N/A
                                   2,350             *             $3.99            7/15/96            N/A             N/A

 Donald V. Weir                  125,000            5.4%           $4.00           11/13/05        $  487,632      $1,027,791
                                   9,375             *             $4.00            7/15/96            N/A             N/A
                                   3,133             *             $3.99            7/15/96            N/A             N/A

- --------------
*Less than .1%

OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table sets forth certain information regarding the outstanding options and warrants to purchase DeepTech common stock held by the Named Officers at June 30, 1996:


                                                                                NUMBER OF                  VALUE OF UNEXERCISED
                                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                 SHARES ACQUIRED          VALUE             FISCAL YEAR-END (#)            FISCAL YEAR-END ($)
               NAME             ON EXERCISE (#)(1)   REALIZED ($)(2)     EXERCISABLE/UNEXERCISABLE(3)   EXERCISABLE/UNEXERCISABLE
  Thomas P. Tatham ..........        900,125           $2,731,750       2,066,666(4)  /        --        $833,333(4)/        --
  James H. Lytal ............         10,000           $   13,332             --      /     50,000            --    /   $ 50,000
  Edward L. Moses, Jr. ......         37,515           $   87,575          18,752     /     75,000       $ 43,760   /   $ 75,000
  Grant E. Sims .............            --                   --          200,000     /    175,000(5)    $112,500   /   $156,250
  Donald V. Weir ............            --                   --           50,000     /    125,000            --    /   $125,000

- --------------
(1) Consists of shares acquired as a result of the exercise of options issued pursuant to the Deferred Compensation Arrangement. See "Summary Compensation Table" and "Deferred Compensation Arrangement."
(2) Consists of the spread between the salary and/or bonus being settled and the last reported sale price of Common Stock times the number of shares acquired on the dates of exercise. Accordingly, the Named Officers would have realized these amounts had they sold such shares on the dates of exercise.
(3) All unexercisable options in this column, except as otherwise discussed in footnote 5 below, relate to options which were issued pursuant to DeepTech's Plan and which vest 25% annually beginning November 14, 1996.
(4) Excludes options to acquire 125,000 shares of Common Stock at $4.50 per share purchased by Mr. Tatham in August 1996.
(5) Includes 75,000 options issued pursuant to an employment agreement with Mr. Sims. See "Employment Agreements."

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

         As members of the Compensation Committee, it is our duty to administer the executive compensation program for DeepTech. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of the Company and evaluating the performance of such executive officers in meeting such goals and making recommendations to the Board of Directors with regard to executive compensation.

         The goals of the Compensation Committee in establishing DeepTech's executive compensation program are as follows:

         (1) To fairly compensate the executive officers of DeepTech and its subsidiaries for their contributions to DeepTech's short-term and long-term performance. The elements of DeepTech's executive compensation program are (a) annual base salaries, (b) annual bonuses and (c) equity incentives.

         (2) To allow DeepTech to attract, motivate and retain the management personnel necessary to DeepTech's success by providing an executive compensation program comparable to that offered by companies with which DeepTech competes for such management personnel.

         The elements of the executive compensation program described above are implemented and periodically reviewed and adjusted by the Compensation Committee. The annual base salaries of the Chief Executive Officer of DeepTech and the other executive officers are determined based on individual performance, experience and comparison with salaries paid by DeepTech's industry peers and other companies in similar industries with comparable revenues while linking the payment of compensation to DeepTech's achievement of certain financial goals. In developing salary recommendations, the Compensation Committee reviewed salaries of similar positions in similarly sized companies which engage in DeepTech's business. The Committee confirmed that the overall compensation packages over the last several years, including the executive officers' equity ownership in DeepTech and/or its subsidiaries, were consistent with the Compensation Committee's stated objective.

                           TEN YEAR OPTION REPRICINGS

         The following table sets forth certain information with respect to stock options canceled and new options granted at the new exercise price during the last ten years to Named Officers of the Company.

                                     NUMBER OF                                                                       LENGTH OF
                                      OPTIONS         MARKET PRICE OF       EXERCISE PRICE                        ORIGINAL OPTION
                                    REPRICED OR        STOCK AT TIME          AT TIME OF                          TERM REMAINING
                                      AMENDED         OF REPRICING OR        REPRICING OR       NEW EXERCISE      AT REPRICING OF
       NAME          DATE               (#)              AMENDMENT             AMENDMENT           PRICE             AMENDMENT
 James Lytal       11/14/95           50,000               $4.00                $10.50             $4.00            105 months
 Donald V. Weir    11/14/95           75,000               $4.00                $13.50             $4.00            102 months

         In October 1995, the Compensation Committee of the Board of Directors authorized the exchange and repricing of certain outstanding stock options (the "Old Options") held by employees of DeepTech whereby these employees could voluntarily surrender certain existing stock options and receive new stock options (the "New Options") on the terms described below. The Board of Directors noted that the overall purpose of DeepTech's Plan is to attract and retain the services of DeepTech's employees and to provide incentives to such person to exert maximum efforts for DeepTech's success. The Board of Directors concluded that the decline in the market value of DeepTech's Common Stock had frustrated these purposes and diminished the value of DeepTech's stock option program as an element of DeepTech's compensation arrangements. Accordingly, the Board of Directors adopted a repricing program. At the time of the repricing, the exercise price of the Old Options ranged from $10.50 to $13.50 per share. The exercise price of all New Options is $4.00 per share. In connection with the repricing, Mr. Lytal exchanged an aggregate of 50,000 shares subject to Old Options for 50,000 shares of New Options. In connection with the repricing, Mr. Weir exchanged an aggregate of 75,000 shares subject to Old Options for 75,000 shares subject to New Options. Mr. Weir also received options to purchase an additional 50,000 shares at $4.00 per share at the time of the repricing.

                           COMPENSATION COMMITTEE
                           ----------------------
                           Steven L. Gerard (Chairman)
                           Conrad P. Albert
                           Ben T. Morris
                           Paul Thompson, III
EQUITY INCENTIVE PLAN

         General. In 1993, the Board of Directors of DeepTech adopted, and the stockholders of DeepTech approved, the 1993 Employee Stock Option Plan. The 1993 Employee Stock Option Plan was amended and restated in 1995 and renamed the Amended Equity Incentive Plan (as so amended and restated, the "Plan").
The amendment and restatement of the Plan was effected to provide DeepTech with additional flexibility in making a variety of awards pursuant to the Plan including stock options, restricted stock, and stock value equivalent awards. In addition, during the Company's fiscal year ending June 30, 1996, the Company issued stock options under the Plan to certain employees of DeepTech who agreed to defer certain cash salary and bonus otherwise due. See "Deferred Compensation Arrangement".

         Summary of Plan. Under the Plan, DeepTech may grant to employees, consultants or agents of DeepTech or any of its subsidiaries one or more options (each, a "Stock Option") to purchase shares of Common Stock as hereinafter set forth. Stock Options granted under the Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Pursuant to the Plan, DeepTech may grant awards of Common Stock subject to restrictions on sale or other disposition of such shares ("Restricted Stock Grant"), and such other requirements as the Committee deems appropriate including the requirement that such shares be forfeited upon termination of employment for certain reasons within a specified period of time. Pursuant to the Plan, DeepTech may also grant rights to receive an amount equal to the fair market value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the fair market value of Common Stock over a specified period of time ("Stock Value Equivalent Awards"). Stock Options, Restricted Stock Grants and Stock Value Equivalent Awards are referred to collectively herein as "Awards."

         Except with respect to outstanding Awards, and unless sooner terminated by action of DeepTech's Board of Directors (the "Board"), or the committee thereof charged with administration of the Plan, the Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan is 4,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         The Board may terminate or suspend the Plan (or any portion thereof) at any time with respect to any shares for which Awards have not previously been granted and remain outstanding. The Board has the right to alter or amend the Plan or any part thereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Award without the written consent of such Plan participant; and provided, further, that the Board may not, without stockholder approval as required under the Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Plan (other than in connection with adjustments permitted by the Plan), (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to participants under the Plan, or (iv) extend the termination date of the Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Internal Revenue Service Code of 1986, as amended (the "Code"), or any successor thereto.

         The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor the qualification requirements of Section 401 of the Code.

         The Plan is administered by the Compensation Committee, a committee appointed by the Board composed of two or more directors of DeepTech (the "Committee"). Each member of the Committee is a disinterested person within the meaning of Rule 16b-3 of the Exchange Act and qualifies as an "outside director," as such term is used for the purposes of Section 162(m) of the Code and any rules and regulations promulgated thereunder.

         Subject to the provisions of the Plan, the Committee has sole authority to select the individuals who are to be granted Awards from among those persons who are eligible and to determine the restrictions, terms and conditions of each Award granted under the Plan (subject to the terms of the Plan). The Committee is authorized to interpret the Plan and may, from time to time, adopt, amend, or rescind rules and regulations relating to the implementation, administration and maintenance of the Plan.

         As of June 30, 1996, there were 2,103,752 Nonqualified Stock Options outstanding that were issued pursuant to the Plan.

DEFERRED COMPENSATION ARRANGEMENT

         Effective July 1, 1995, DeepTech established three deferred compensation arrangements: (i) a mandatory arrangement for Mr. Tatham, (ii) a mandatory arrangement for certain senior executives of DeepTech and (iii) an optional arrangement for all other employees of DeepTech. Pursuant to the terms of each arrangement, participants deferred all or a portion of their cash salary until no later than July 1, 1996. During each month in the deferral period, each participant was entitled to receive options to purchase a number of shares of either DeepTech or Tatham Offshore or Preference Units of the Partnership equal to a percentage (ranging from 100% to 300% times their cash salary) divided by the lesser of the closing price on June 30, 1995 (DeepTech - $4.00, Tatham Offshore - $3.50 and the Partnership - $23.75) or the average closing price for the applicable month. Options were exercised only by cancellation of the participant's cash salary. Each participant earned credits equal to a multiple, based on the option elected, of their deferred cash salary. Any participant except Mr. Tatham could have received all or a portion of their salary in cash if they did not elect to exercise any options. In November 1995, DeepTech terminated the deferred compensation arrangement for all but three employees of DeepTech. Mr. Tatham exercised options issued pursuant to the Plan to purchase 600,125 shares of Common Stock in payment of salary due for the year ended June 30, 1996. In addition, other senior executives and employees exercised options issued pursuant to the Plan to purchase 127,521 shares of Common Stock and options to purchase 245,182 shares of Tatham Offshore common stock through June 30, 1996 in connection with the deferred compensation arrangements. As of June 30, 1996, 18,752 options issued pursuant to the Plan remained outstanding under the deferred compensation arrangements which were exercised in July 1996 to purchase an equal number of shares of Common Stock and 125,961 options issued pursuant to the Plan had expired unexercised. As a result of issuing its common stock, Tatham Offshore received a $360,000 credit against its management fees payable to DeepTech.
See "Certain Relationships and Related Transactions -- Management Fees" and "Equity Incentive Plan".

EMPLOYMENT AGREEMENTS

         In December 1992, the Company entered into an employment agreement with Mr. Sims, Senior Vice President and a Director of DeepTech and Chief Executive Officer of Leviathan, the terms of which provide for: (i) a $150,000 minimum annual salary, (ii) annual bonuses based on the earnings performance of Offshore Marketing, (iii) the transfer to Mr. Sims of 5% of the then outstanding common stock of Offshore Marketing, (iv) a 15% interest in Offshore Marketing's net profits after taxes, (v) the conditional right to exchange such 15% net profits interest for shares of Offshore Marketing common stock representing 15% of its then outstanding common stock and (vi) the grant of a series of options to purchase a total of 375,000 shares of Common Stock at an exercise price of $4.25 per share (the estimated fair market value on date of grant). Such options vest in increments of 75,000 per year beginning January 31, 1993. Mr. Sims exercised options to purchase 75,000 shares of Common Stock in each of January 1994 and June 1994 and sold 5,000 shares of such Common Stock in January 1994. As of June 30, 1995, Mr. Sims held 145,000 shares of Common Stock purchased pursuant to such options. The Company determined that the Offshore Marketing common stock transferred to Mr. Sims pursuant to his employment agreement had only de minimis value given the financial position of Offshore Marketing on the date of such transfer. Pursuant to his employment agreement, Mr. Sims received no bonuses for the fiscal years ended June 30, 1993 and 1996 because Offshore Marketing recorded net losses for such fiscal years, and received bonuses of $15,256 and $54,547 for the fiscal years ended June 30, 1994 and 1995, respectively.

         Additionally, in June 1995, DeepTech granted stock options to purchase 300,000 shares of Common Stock to Mr. Sims at an exercise price of $4.00 per share. The options were exercised on June 12, 1995 in exchange for a note payable to DeepTech in the aggregate amount of $1.2 million. The note accrues interest at 8% per annum and if Mr. Sims continues to be employed by DeepTech for three years from the date of grant, DeepTech will forgive the note. If Mr. Sims does not continue to be employed by DeepTech for three years from the date of grant, he must repay the note by either (i) paying principal and interest or
(ii) returning the Common Stock to DeepTech to satisfy repayment of principal and interest.

         In July 1994, DeepTech entered into an employment agreement with Mr. James Lytal, President of Leviathan, the terms of which provide for: (i) a $145,000 minimum annual salary, (ii) annual bonuses based on the earnings performance of Offshore Marketing, (iii) a 5% interest in Offshore Marketing's net profits after taxes, (iv) the conditional right to exchange such 5% net profits interest for shares of Offshore Marketing common stock representing 5% of its then outstanding common stock and (v) the grant of options to purchase a total of 50,000 shares of Common Stock at an exercise price of $10.50 per share (the estimated fair market value on date of grant). Such options vested 30,000 on the first anniversary and 10,000 per year thereafter. During the year ended June 30, 1996, Mr. Lytal's options were repriced. See "Ten Year Option Repricings." Pursuant to his employment agreement, Mr. Lytal received no bonus for the fiscal year ended June 30, 1996 because Offshore Marketing recorded a net loss for such fiscal year and received a $22,067 bonus for the fiscal year ended June 30, 1995.

SUMMARY OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         The Director Plan was adopted at the 1995 Annual Meeting of Stockholders in October 1995. The purpose of the Director Plan is to allow DeepTech to attract the best available individuals to serve as outside directors of DeepTech. DeepTech also issued stock under the Plan to non-employee directors of DeepTech who elected to receive stock instead of cash director compensation for DeepTech's fiscal year ending June 30, 1996.

         All non-employee directors of DeepTech are eligible to participate in the Director Plan. The Director Plan provides for both automatic one time grants of Stock Options to DeepTech's non-employee directors and for the issuance and exercise of Stock Options in lieu of standard cash director compensation upon the election of non-employee directors. All Stock Options granted under the Director Plan are Non-Qualified Stock Options.

         Except with respect to outstanding Stock Options, and unless sooner terminated by action of DeepTech's Board, the Director Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Stock Options may be granted under the Director Plan is 2,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         Under the Director Plan, grants of Stock Options to purchase 150,000 shares of Common Stock will be automatically made to all non-employee directors of DeepTech provided that such non-employee directors have not already received stock options to purchase 150,000 shares of Common Stock in connection with their service as a director of DeepTech. In addition, after the effective date of the Plan, any newly elected non-employee director will automatically receive Stock Options to purchase 150,000 shares of Common Stock. The exercise price for the Stock Options to purchase 150,000 shares of Common Stock will be 100% of the Fair Market Value of the Common Stock on the later to occur of (i) the effectiveness of the Director Plan, or (ii) the election of the participant as a director of DeepTech. The Stock Options issued pursuant to these provisions will be immediately exercisable and, unless terminated sooner in accordance with the Director Plan, shall expire on a date which is ten (10) years after the date of the grant.

         Under the Director Plan, each non-employee director could have elected to receive Stock Options in lieu of all or a portion of his or her director compensation, including the annual director base compensation of $30,000 and $2,000 meeting fees attributable to DeepTech's fiscal year ended June 30, 1996. The Stock Options issued in lieu of cash director compensation were issued on a monthly basis for purchase of the number of shares of Common Stock of DeepTech equal to (A) 150% of the director compensation for such month subject to deferral pursuant to such director's election divided by (B) the lesser of (w) $4.00 or (x) the average NASDAQ closing price for Common Stock for such month. The exercise price of the Stock Options shall be a price per share equal to the lesser of (w) $4.00 or (x) the average NASDAQ closing price for Common Stock in the applicable month for which the Stock Options are issued. Such Stock Options were exercised in full on June 30, 1996, the exercise price being satisfied in full by the cancellation of the deferred director compensation, each dollar of which counted $1.50 toward the exercise price of the Stock Option.

         The Board may terminate or suspend the Director Plan (or any portion thereof) at any time with respect to any shares for which Stock Options have not previously been granted and remain outstanding. The Board has the right to alter or amend the Director Plan or any part thereof from time to time; provided, however, that no change in any Stock Option theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Stock Option without the written consent of such Director Plan participant; and provided, further, that the Board may not, without stockholder approval as required under the Director Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Director Plan (other than in connection with adjustments permitted by the Director Plan), (ii) materially modify the requirements as to eligibility for participation in the Director Plan, (iii) materially increase the benefits accruing to participants under the Director Plan, or (iv) extend the termination date of the Director Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Director Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Code, or any successor thereto.

         The Director Plan is not subject to any provisions of ERISA, nor the qualification requirements of Section 401 of the Code.

         The Director Plan Committee is authorized to interpret the Director Plan and may, from time to time, adopt, amend, or rescind rules and regulations relating to the implementation, administration and maintenance of the Director Plan.

         Included in the warrants outstanding at June 30, 1996 are 1,050,000 Nonqualified Stock Options issued pursuant to the Director Plan. In June 1996, DeepTech issued 99,066 shares of Common Stock to outside directors pursuant to the exercise of Stock Options granted under the Director Plan in settlement of directors fees and meeting attendance fees for the year ended June 30, 1996.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of August 15, 1996, the beneficial ownership of the outstanding Common Stock of DeepTech by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding Common Stock of DeepTech, (ii) each director and director nominee of DeepTech, (iii) each of the Named Officers and (iv) all executive officers and directors of DeepTech as a group. The following table and the footnotes thereto also set forth, as of August 15, 1996, the beneficial ownership of the common stock of certain subsidiaries of DeepTech by (i) each director and director nominee of DeepTech, (ii) each of the Named Officers and (iii) executive officers and directors of DeepTech as a group.

                                                                         Shares of Class Beneficially Owned(1)
                                              ----------------------------------------------------------------------------------
                                                      DeepTech                    Tatham Offshore           Leviathan Holdings
                                                    Common Stock                Common Stock(2)(3)           Common Stock(4)
                                              ---------------------------   ---------------------------   ----------------------
                                                Number          Percent        Number        Percent       Number       Percent
                                              -----------      ----------   ------------   ------------   --------     ---------
 Conrad P. Albert........................        150,000 (5)          *             --           --         --            --
 Harry J. Briscoe(6)(7)..................      1,197,524 (8)       7.0%      2,904,797 (9)    10.4%         --            --
 Laney Chouest...........................        259,756 (10)      1.5%        164,855 (11)       *         --            --
 Citicorp................................      1,312,500 (12)      7.2%             --           --         --            --
 Phillip G. Clarke.......................        172,260 (13)      1.0%         63,786            *         --            --
 Charles M. Darling, IV(14)..............        526,981 (15)      3.1%         73,080 (16)       *        50.0          5.0%
 DLJ Capital Corporation.................      1,421,375 (17)      7.9%             --           --         --            --
 Ralph Eads..............................           --             --               --           --         --            --
 The Equitable Companies
   Incorporated..........................      2,343,105 (18)     12.6%             --           --         --            --
 Robert E. Fox...........................        159,756 (13)      1.0%         32,971 (19)       *         --            --
 Steven L. Gerard(20)....................        164,260 (21)      1.0%          9,891 (22)       *         --            --
 Mike H. Lam.............................        163,508 (13)      1.0%         14,177 (23)       *         --            --
 Lehman Commercial
   Paper Inc. ...........................      1,333,333 (24)      7.3%             --           --         --            --
 James H. Lytal(25)......................         10,000              *             --           --         --            --
 Ben T. Morris...........................        550,382 (26)      3.2%          6,175 (27)       *         2.5            *
 Edward L. Moses, Jr.(28)................         78,130              *      1,764,918 (29)    6.3%         --            --
 Nancy Quinn(30). .......................        159,756 (13)      1.0%         16,485 (31)       *         --            --
 Janet E. Sikes..........................        300,973 (32)      1.8%          4,946 (33)       *         --            --
 Grant E. Sims(34).......................        645,000 (35)      3.7%             --           --         --            --
 Thomas P. Tatham(36)....................      8,855,469 (37)     46.1%      7,656,188 (38)   23.9%        30.0          3.0%
 Donald S. Taylor(6)(39).................      1,274,027 (8)       7.5%      2,920,610 (40)   10.4%         --            --
 Paul Thompson, III(41)..................        228,912 (42)      1.3%         37,023 (43)       *         --            --
 Donald V. Weir(44)......................        346,253 (45)      2.0%          7,743 (46)       *         2.5            *
 Robert H. Williams(6)(47)...............      1,192,945 (8)       7.0%      2,831,378 (48)   10.1%         --            --
 Executive officers and directors
   as a group (16 persons)(49)...........     12,707,896 (50)     60.9%      9,864,738 (51)   29.0%        85.0          8.5%

- --------------------------
*     Less than 1%.
(1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the date of this Proxy Statement are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
(2) Shares of Tatham Offshore's Series A 12% Convertible Exchangeable Preferred Stock ("Series A Preferred Stock") held by each named person are assumed converted into shares of Tatham Offshore common stock for the purpose of computing the number of shares of Tatham Offshore common stock beneficially owned by such person. In addition, options held by each named person to acquire Series A Preferred Stock are assumed exercised and the shares of Series A Preferred Stock are assumed converted into shares of Tatham Offshore common stock for the purpose of computing the number of shares of

      Tatham Offshore common stock beneficially owned by such person. Alternatively, each share of Series A Preferred Stock may be exchanged for four exchange warrants which are each exercisable to purchase one share of Tatham Offshore common stock at $0.653 per share. Warrants which are outstanding may be exercised to acquire Tatham Offshore Series B 8% Convertible Exchangeable Preferred Stock ("Series B Preferred Stock"), Tatham Offshore Series C 4% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") or automatically converted into Tatham Offshore Mandatory Redeemable Preferred Stock. Each share of Series B and C Preferred Stock may be converted into shares of Tatham Offshore common stock or alternatively may be exchanged for four exchange warrants which are each exercisable to purchase one share of Tatham Offshore common stock at $0.653 per share. Warrants outstanding have been assumed to be exercised to acquire shares of Series C Preferred Stock which are then exchanged for exchange warrants which are then exercised to purchase shares of Tatham Offshore common stock. See "Certain Relationships and Related Transactions -- Rights Offering, Sale of Warrants and Convertible Exchangeable Preferred Stock."
(3) Excludes each named person's indirect ownership interest, if any, in the 48,045,782 shares (74.8% of the outstanding shares) of Tatham Offshore beneficially owned by DeepTech.
(4) Excludes each named person's indirect ownership interest, if any, in the 850 shares (85% of the outstanding shares) of Leviathan Holdings Company owned by DeepTech.
(5) Consists of shares which may be acquired pursuant to an option agreement among Mr. Albert, Mr. Tatham and DeepTech.
(6) In addition to the share ownership set forth in the table, each of Messrs. Taylor and Briscoe and Dr. Williams may be deemed to be the beneficial owner of 1,000 shares of common stock of Dover (representing 50% of Dover's outstanding common stock) that is owned by Dover Energy, Inc., a corporation in which each of such persons serves as an officer and director.
(7)   Mr. Briscoe's address is 2703 Rocky Woods, Kingwood, Texas  77339.
(8) Includes 789,086 shares held of record by Dover Energy, Inc. Each of Messrs. Taylor and Briscoe and Dr. Williams is a Director and officer of Dover Energy, Inc. Also includes options to purchase 50,000 shares of Common Stock.
(9) Includes 1,837,672 shares assumed acquired as a result of exercise of an option to purchase 800,000 shares of Tatham Offshore's Series A Preferred Stock and conversion of those shares into Tatham Offshore common stock. Also includes 18,898 shares assumed acquired as a result of conversion of 8,227 shares of Series A Preferred Stock into Tatham Offshore common stock.
(10) Includes 100,000 shares held by Alpha Marine Services. Dr. Chouest owns 30% of Alpha Marine Services. Also includes options to purchase 150,000 shares of Common Stock.
(11) Includes 114,855 shares assumed acquired as a result of conversion of 50,000 shares of Tatham Offshore's Series A Preferred Stock into Tatham Offshore common stock. Dr. Chouest is deemed to be the beneficial owner of 40,000 shares of Series A Preferred Stock and 40,000 shares of Tatham Offshore common stock held by Alpha Marine Services. See footnote 10.
(12) Consists of 50,000 shares of Common Stock held through Citicorp North America, a wholly-owned subsidiary of Citicorp and options to purchase 1,262,500 shares of Common Stock held by Citicorp USA, Inc., a wholly-owned subsidiary of Citicorp. Citicorp's address is 153 E. 53rd Street, New York, New York 10022.
(13)  Includes options to purchase 150,000 shares of Common Stock.
(14) In addition to the share ownership set forth in the table, Mr. Darling owns 50 shares of the common stock of Offshore Processors, representing 5.0% of such subsidiary's outstanding common stock, and 50 shares of the common stock of Offshore Marketing, representing 5.0% of such subsidiary's outstanding common stock. In addition, Mr. Darling may be deemed to be the beneficial owner of 2,000 Preference Units of the Partnership owned by his wife and 2,000 Preference Units of the Partnership owned by a trust of which he is Trustee.
(15) Includes 40,731 shares held of record by a corporation of which Mr. Darling is a Director and officer. Excludes 100,000 shares held in trust for Mr. Darling's children.
(16) Includes 16,080 shares assumed acquired as a result of conversion of 7,000 shares of Tatham Offshore Series A Preferred Stock owned by his wife and/or children into Tatham Offshore common stock. Mr. Darling may be deemed to be the beneficial owner of 3,000 shares of each of Tatham Offshore's common stock and Series A Preferred Stock owned by his wife; 2,000 shares of each of Tatham Offshore's common stock and Series A Preferred Stock owned by each of his two children; and 20,000 shares of

      Tatham Offshore's common stock owned by a trust of which he is Trustee. Excludes 20,000 shares of Tatham Offshore common stock held in trust for Mr. Darling's children.
(17)  Consists of 371,852 shares and warrants to purchase 1,049,523 shares.
      DLJ Capital's address is 277 Park Avenue, New York, New York 10172.
(18) The shares reflected in the table are held of record as follows: 223,800 shares and warrants to purchase 47,054 shares held by the Equitable Life Assurance Society of the United States ("Equitable Life"), which is a direct subsidiary of The Equitable Companies Incorporated ("Equitable"), 46,303 shares and warrants to purchase 9,735 shares held by Equitable Variable Life Insurance Company, which is a direct subsidiary of Equitable Life, 371,852 shares and warrants to purchase 1,049,523 shares by DLJ Capital Corporation ("DLJ Capital"), which is a direct subsidiary of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."), which in turn is wholly-owned by Equitable and its subsidiary, Equitable Life, and 169,164 shares and warrants to purchase 425,674 shares held by DLJ, which is a direct subsidiary of DLJ, Inc., as Custodian for the benefit of approximately 215 employees or former employees of DLJ and its affiliates, including Mr. Thompson, who are participants in certain employee benefit plans of DLJ and its affiliates. Of the shares that may be acquired upon exercise of outstanding warrants by DLJ Capital, 142,872 are subject to pro rata reduction from time to time based upon the expiration or other termination of certain other outstanding rights to purchase shares of Common Stock. Each of the foregoing subsidiaries of Equitable operates under independent management and makes independent voting and investment decisions, which are executed by appropriate officers of the subsidiary in accordance with the bylaws and enabling resolutions of each subsidiary. The address of Equitable is 277 Park Avenue, New York, New York 10172.
(19) Includes 22,971 shares assumed acquired as a result of conversion of 10,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(20) In addition to the share ownership set forth in the table, Mr. Gerard owns 600 Preference Units of the Partnership, representing less than 1% of the outstanding Preference Units.
(21) Includes 150,000 shares which may be acquired pursuant to an option agreement among Mr. Gerard, Mr. Tatham and DeepTech.
(22) Includes 6,891 shares assumed acquired as a result of conversion of 3,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(23) Includes 9,877 shares assumed acquired as a result of conversion of 4,300 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(24) Consists of options to acquire Common Stock. Lehman Commercial Paper Inc.'s address is 3 World Financial Center, 9th Floor, New York, New York 10285.
(25) In addition to the share ownership set forth in the table, Mr. Lytal also owns 500 Preference Units of the Partnership, representing less than 1% of the outstanding Preference Units.
(26) Includes 384,168 shares of Common Stock owned by trusts for Mr. Tatham's children for which Mr. Morris serves as the trustee. Also includes options to purchase 150,000 shares of Common Stock. These trusts also own 3,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units. In addition, Mr. Morris owns 1,200 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(27) Includes 5,175 shares assumed acquired as a result of conversion of 2,253 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(28) In addition to the ownership set forth in the table, Mr. Moses owns 18,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(29) Includes 459,418 shares assumed acquired as a result of conversion of 200,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock. Also includes 1,224,400 shares assumed acquired as a result of exercise of Tatham Offshore warrants to acquire 306,100 shares of Tatham Offshore Series C Preferred Stock and exchange of those shares for exchange warrants which are exercised to purchase shares of Tatham Offshore common stock.
(30) In addition to the share ownership set forth in the table, Ms. Quinn owns 1,000 Preference Units in the Partnership.
(31) Includes 11,485 shares assumed acquired as a result of conversion of 5,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(32) Includes 58,500 shares held of record by a Texas limited liability company. Ms. Sikes is a manager of such company. Ms. Sikes disclaims beneficial ownership of 43,875 shares held by such company.

(33) Includes 3,446 shares assumed acquired as a result of conversion of 1,500 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(34) In addition to the share ownership set forth in the table, Mr. Sims owns 50 shares of the common stock of Offshore Marketing, representing 5.0% of such subsidiary's outstanding common stock, and 2,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units. Mr. Sims also beneficially owns 20,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units, which are held in partnership with Mr. Tatham.
(35)  Includes options to purchase 200,000 shares of Common Stock.
(36) In addition to the share ownership set forth in the table, Mr. Tatham owns 35 shares of Offshore Processors common stock, representing 3.5% of such subsidiary's outstanding common stock, and 35 shares of Offshore Marketing common stock, representing 3.5% of such subsidiary's outstanding common stock. Mr. Tatham's address is 7500 Texas Commerce Tower, Houston, Texas 77002. Mr. Tatham also owns 10,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units. In addition, Mr. Tatham beneficially owns 20,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units, which are held in partnership with Mr. Sims.
(37)  Includes options to purchase 2,191,666 shares of Common Stock.
(38) Includes 3,072,588 shares assumed acquired as a result of conversion of 1,337,600 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock. Also includes 2,800,000 shares assumed acquired as a result of exercise of Tatham Offshore Warrants to acquire 700,000 shares of Tatham Offshore Series C Preferred Stock and exchange of those shares for exchange warrants which are exercised to purchase shares of Tatham Offshore common stock.
(39) Mr. Taylor's address is 3803 Pleasant Valley Drive, Missouri City, Texas 77459.
(40) Includes 1,982,240 shares assumed acquired as a result of exercise of an option to purchase 862,935 shares of Tatham Offshore Series A Preferred Stock and conversion of those shares into Tatham Offshore common stock.
(41) In addition to the share ownership set forth in the table, Mr. Thompson owns 1,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(42) Includes (i) 26,510 shares owned directly and (ii) 14,902 shares and warrants to purchase 37,500 shares allocated to the account of Mr. Thompson pursuant to the employee benefit plans described in footnote
      (18) to this table. Mr. Thompson, a Director of the Company, is a Managing Director of DLJ. Also includes options to purchase 150,000 shares.
(43) Includes 27,023 shares assumed acquired as a result of conversion of 11,764 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(44) In addition to the share ownership set forth in the table, Mr. Weir also owns 10,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(45) Includes options to purchase 50,000 shares of Common Stock. Also includes 58,500 shares held of record by a Texas limited liability company. Mr. Weir is a manager of such company. Mr. Weir disclaims beneficial ownership of 43,875 of the shares held by such company.
(46) Includes 5,743 shares assumed acquired as a result of conversion of 2,500 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(47)  Dr. William's address is 14511 Westway Lane, Houston, Texas  77077.
(48) Includes 1,821,593 shares assumed acquired as a result of exercise of an option to purchase 793,000 shares of Tatham Offshore Series A Preferred Stock and conversion of those shares into Tatham Offshore common stock. Also includes 11,485 shares assumed acquired as a result of conversion of 5,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(49) In addition to the share ownership set forth in the table, the executive officers and Directors of DeepTech as a group beneficially own (i) 85 shares of the common stock of Offshore Processors, representing 8.5% of such subsidiary's outstanding common stock, (ii) 135 shares of the common stock of Offshore Marketing, representing 13.5% of such subsidiary's outstanding common stock, and (iii) 71,300 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(50)  Includes options to purchase 3,829,166 shares of Common Stock.
(51) Includes 3,755,552 shares assumed acquired as a result of conversion of 1,634,917 shares of Tatham Offshore Series a Preferred Stock into Tatham Offshore common stock. Also includes 4,024,400 shares assumed acquired as a result of exercise of Tatham Offshore Warrants to acquire 1,006,100 shares of

      Tatham Offshore Series C Preferred Stock and exchange of those shares for exchange warrants which are exercised to purchase shares of Tatham Offshore common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of certain agreements, arrangements and transactions between or among DeepTech, its subsidiaries and/or certain related parties. It is DeepTech's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on DeepTech's experience in the industry and the terms of its transactions with unaffiliated parties, it is DeepTech's belief that all of the transactions described below involving DeepTech met that standard at the time such transactions were effected. In March 1994, DeepTech issued 12% Senior Secured Notes pursuant to an indenture which provides that DeepTech may not enter into any transaction or series of related transactions with an affiliate unless such transaction or series of transactions are on terms, on the whole, no less favorable to DeepTech than could be obtained in a comparable arm's-length transaction with a non-affiliate.

Purchase and Sale Agreement

         On June 30, 1995, Flextrend Development entered into a purchase and sale agreement (the "Purchase and Sale Agreement") with Tatham Offshore. Pursuant to the Purchase and Sale Agreement, Flextrend Development acquired, subject to certain reversionary interests, a 75% working interest in Viosca Knoll Block 817, a 50% working interest in Garden Banks Block 72 and a 50% working interest in Garden Banks Block 117 (the "Assigned Properties") from Tatham Offshore for $30,000,000. Tatham Offshore received $15,000,000 at closing and an additional $15,000,000 on August 15, 1995. Flextrend Development is entitled to retain all of the revenues attributable to the Assigned Properties until it has received net revenues equal to the Payout Amount (as defined below), whereupon Tatham Offshore is entitled to receive a reassignment of the Assigned Properties, subject to reduction and conditions as discussed below. "Payout Amount" is defined as an amount equal to all costs incurred by Flextrend Development with respect to the Assigned Properties (including the $30,000,000 paid to Tatham Offshore) plus interest thereon at a rate of 15% per annum. Effective February 1, 1996, the Partnership entered into an agreement with Tatham Offshore regarding certain transportation agreements that increases the amount recoverable from the Payout Amount by $7,500,000 plus interest. As of June 30, 1996, the Payout Amount was $77,698,000 comprised of (i) initial acquisition and transaction costs of $32,089,000, (ii) development and operating costs of $49,301,000, (iii) prepaid demand charges of $7,500,000 and (iv) interest of $7,084,000 reduced by net revenue of $18,276,000. Tatham Offshore and the Partnership have agreed that in the event Tatham Offshore furnishes the Partnership with a financing commitment from a lender with a credit rating of BBB- or better covering 100% of the then outstanding Payout Amount, the interest rate utilized to compute the Payout Amount shall be adjusted from and after the date of such commitment to the interest rate specified in such commitment, whether utilized or not. At any time prior to December 10, 1996, Flextrend Development may exercise either of the following options: (i) to permanently retain 50% of the assigned working interest in either the Viosca Knoll Block 817 property or the Garden Banks Block 72/Garden Banks Block 117 properties or (ii) to permanently retain 50% of the assigned working interest in all Assigned Properties in exchange for forgiving 25% or 50%, respectively, of the then-existing Payout Amount, exclusive of the $7,500,000 plus interest added to the Payout Amount in connection with certain transportation agreements as discussed below. In the event Flextrend Development elects to reduce the Payout Amount, it will become obligated to fund any further development costs attributable to Tatham Offshore's portion of the working interests, such costs to be added to the Payout Amount. Otherwise, any further development costs will be funded by Flextrend Development on a discretionary basis, such costs to be added to the Payout Amount. Further, in the event Flextrend Development forgoes its right to permanently retain a working interest in all or a portion of the Assigned Properties, it will be entitled to recover from working interest revenues in respect of the Assigned Properties all future demand charges payable for platform access and processing, in their inverse order of maturity, prior to any reassignment to the Company. If however, Tatham Offshore (i) satisfies in full the future demand charges payable for platform access and processing, (ii) delivers evidence that it has received a rating of BBB-, or better, from at least two reputable rating agencies or (iii) delivers evidence that an entity with a rating of BBB-, or better, has agreed to guarantee, assume or, to the reasonable satisfaction of the Partnership, otherwise become responsible for such future demand charges payable, then Tatham Offshore would receive a reassignment of the Assigned Properties upon satisfaction of the Payout Amount. In the event the Payout Amount has been satisfied but none of the above conditions have been met, Tatham Offshore is entitled to receive one-third (1/3) of the revenues, net of operating expenses and platform access and processing fees, until such time as one of the above conditions is met.

Rights Offering, Sale of Warrants and Convertible Exchangeable Preferred Stock

         Tatham Offshore filed a registration statement (the "Offering") with the Securities and Exchange Commission (the "Commission"), which was declared effective on December 26, 1995, relating to the granting to all holders of Tatham Offshore's common stock, on the record date, December 26, 1995, rights (the "Rights") to purchase up to 25,120,948 warrants (the "Warrants"). As a result of DeepTech's ownership of 10,000,000 shares of common stock, DeepTech was granted 10,000,000 Rights which were assigned to DeepFlex. Each Right entitled the holder to subscribe to purchase one Warrant at the purchase price of $.50 per Warrant. Each Warrant entitles the holder thereof to purchase one share of any of (i) Series A Preferred Stock, which has a liquidation preference of $1.50 per share and a dividend rate of 12% per year, at any time prior to 5:00 p.m., New York time on July 1, 1996, (ii) Series B Preferred Stock, which has a liquidation preference of $1.00 per share and a dividend rate of 8% per year, at any time prior to 5:00 p.m., New York time on October 1, 1996 or (iii) Series C Preferred Stock, which has a liquidation preference of $0.50 per share and a dividend rate of 4% per year, (together with the Series A Preferred Stock and Series B Preferred Stock, the "Convertible Exchangeable Preferred Stock") at any time prior to 5:00 p.m., New York time on January 1, 1997 at the purchase price of $1.00 per share. Each Warrant remaining unexercised at 5:00 p.m., New York time on January 1, 1997 shall be automatically converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock, which shall have a liquidation preference of $0.50 per share and shall be mandatorily redeemable by Tatham Offshore under certain circumstances. At any time from July 1, 1996 until December 31, 1998, each share of Convertible Exchangeable Preferred Stock may be exchanged for four warrants (the "Exchange Warrants" and together with the Rights, the Warrants, the Convertible Exchangeable Preferred Stock and the Mandatory Redeemable Preferred Stock, the "Securities") entitling the holder thereof to purchase one share of Tatham Offshore common stock at a price equal to $0.653 per share which was based on the lowest average of consecutive five day closing prices of Tatham Offshore's common stock between December 26, 1995 and July 1, 1996. The Exchange Warrants will expire July 1, 1999. Alternatively, at any time after July 1, 1996, the holder of any shares of Convertible Exchangeable Preferred Stock will have the right, at the holder's option, to convert the liquidation value of such stock and accrued and unpaid dividends into shares of Tatham Offshore common stock at $0.653 per share. On and after July 1, 1997, the Convertible Exchangeable Preferred Stock will be redeemable at the option of Tatham Offshore. In February 1996, DeepFlex subscribed to purchase 10,000,000 Warrants. See "-- Bridge Loan." As of June 30, 1996, DeepFlex had exercised 4,670,957 of these Warrants to acquire 4,670,957 shares of Series A Preferred Stock. See "-- Management Agreements."

Bridge Loan

         In October 1995, DeepFlex entered into a bridge loan agreement (the "Bridge Loan") with Tatham Offshore whereby DeepFlex agreed to make up to $12,500,000 of interim bridge financing available to fund a portion of Tatham Offshore's working capital and capital requirements. Tatham Offshore borrowed a total of $8,000,000 under the Bridge Loan. All indebtedness outstanding under the Bridge Loan accrued interest at a rate of 15% per annum. Interest expense related to borrowings under the Bridge Loan totaled $210,000 for the year ended June 30, 1996. The terms of the Bridge Loan required Tatham Offshore to undertake the Offering or to implement another refinancing or asset disposition sufficient to repay the outstanding indebtedness under the Bridge Loan. On January 31, 1996, DeepFlex subscribed for the purchase of 10,000,000 Warrants, pursuant to the exercise of Rights which had been assigned from DeepTech, at a cost of $5,000,000, which was paid through the forgiveness of $5,000,000 of principal and interest due under the Bridge Loan. In February 1996, Tatham Offshore used $3,100,000 of Offering proceeds to repay in full the remaining principal and accrued interest outstanding under the Bridge Loan.

Dover Services Agreements

         Effective as of November 1, 1995, Dover entered into Technology Services Agreements with each of Tatham Offshore and the Partnership (the "Dover Services Agreements") which terminated similar prior agreements among the parties. The Dover Services Agreements have an initial term expiring on October 31, 1996, and may be extended by Tatham Offshore and the Partnership for two one year periods by providing 30 days notice prior to each anniversary date. Under the Dover Services Agreement, Dover provides development and exploration services to Tatham Offshore and the Partnership, which services include, without limitation, 2-D and 3-D seismic interpretation, reserve quantification and evaluation, prospect generation, log analyses, mapping and technical presentations, and structural modeling utilizing CAEX technology with reasonable access to the Company's equipment. For the fiscal year ended June 30, 1996, charges for technical services by Dover to Tatham Offshore and the Partnership under the Dover Services Agreements totaled $601,000 and $288,000, respectively. Tatham Offshore's payable to Dover for these services in the amount of $1,734,000 at November 1, 1995 was converted into the Affiliate Note as described below. Messrs. Taylor and Briscoe and Dr. Williams, all of whom are Directors of Tatham Offshore, are shareholders of Dover Energy, Inc., each holding a one-third interest. Dover Energy, Inc. owns 50% of Dover. In addition, Dr. Williams serves as Chairman of the Board and Chief Executive Officer and Mr. Briscoe serves as President of Dover. Tatham Offshore and the Partnership each have the right to terminate these Dover Services Agreements at any time upon at least five (5) days prior written notice upon the occurrence and during the continuation of either of the following events: (i) Dr. Williams and Mr. Briscoe, collectively, own less than 20% of the issued and outstanding common stock of Dover or (ii) Dr. Williams ceases to be an executive officer and actively involved in the day-to-day operations of Dover.

Affiliate Note

         On November 1, 1995, Tatham Offshore converted $1,734,000 of its accounts payable to Dover into an unsecured promissory note payable to DeepTech (the "Affiliate Note") which bears interest at 14.5% per annum. Interest on the Affiliate Note is payable quarterly, beginning March 31, 1996. The principal is due and payable in six monthly installments, beginning on a date which is the earlier of (i) November 1, 1997 or (ii) the last day of the calendar month in which Tatham Offshore receives proceeds from the issuance of any preferred stock pursuant to the Offering in an amount equal to or greater than $20,000,000. Interest expense related to the Affiliate Note totaled $170,000 for the year ended June 30, 1996.

Transportation, Processing and Platform Access Agreements

         Tatham Offshore has entered into transportation, processing and platform access agreements with the Partnership pursuant to a Master Gas Dedication Agreement in which Tatham Offshore has dedicated all production from its Garden Banks, Viosca Knoll, Ewing Bank and Ship Shoal properties as well as certain adjoining areas of mutual interest to the Partnership for transportation. In exchange, the Partnership has agreed to install the pipeline facilities necessary to transport production from the areas and certain related facilities and to provide transportation services with respect to such production. These agreements are generally in effect for the productive life of the reserves. Tatham Offshore (i) was obligated to pay demand charge payments for such services, (ii) is obligated to pay commodity charges, based on the volume of oil and gas transported or processed and (iii) effective July 1995, is obligated to pay platform access fees under these agreements. Pursuant to the terms of the Purchase and Sale Agreement, Flextrend Development has assumed all of Tatham Offshore's obligations under the Master Gas Dedication Agreement and certain ancillary agreements with respect to the Assigned Properties. For the year ended June 30, 1996, the Partnership charged Tatham Offshore the following pursuant to these agreements:

Demand charges:
    Ewing Bank property                            $  4,644
    Ship Shoal property                                 997
Commodity charges:
    Viosca Knoll property                               430
    Ewing Bank property                                 446
    Ship Shoal property                                   -
Platform access fees                                  1,580
                                                   --------
                                                   $  8,097
                                                   ========

         Production problems at Ship Shoal Block 331 and reduced oil production from the Ewing Bank 914 #2 well affected Tatham Offshore's ability to pay the demand charge obligations under agreements relative to these properties. As a result, effective February 1, 1996, Tatham Offshore entered into an agreement with the Partnership to prepay its remaining demand charge obligations under the transportation agreements covering its Ewing Bank and Ship Shoal properties. Under the agreement, Tatham Offshore's demand charge obligations relative to the Ewing Bank Gathering System and the pipeline facilities constructed by the Partnership for its Ship Shoal property have been prepaid in full. In exchange, effective February 1, 1996, Tatham Offshore has (i) issued to the Partnership 7,500 shares of 9% senior preferred stock (the "Senior Preferred Stock") with a liquidation preference of $1,000 per share, (ii) added the sum of $7,500,000 to the Payout Amount under the Purchase and Sale Agreement with Flextrend Development and (iii) granted to the Partnership certain rights to use and acquire the Ship Shoal Block 331 platform. The Senior Preferred Stock accrues dividends at 9% per annum as of February 1, 1996, which are payable quarterly and shall cumulate to the extent not paid. Each share of the Senior Preferred Stock has a liquidation preference value of $1,000 and is senior to all other classes of Tatham Offshore preferred and common stock in the case of liquidation, dissolution or winding up of Tatham Offshore. The Partnership has made an irrevocable offer to Tatham Offshore to sell all or any portion of the Senior Preferred Stock to Tatham Offshore or its designee at a price equal to $1,000 per share, plus interest thereon at 9% per annum less the sum of any dividends paid thereon. In the event Tatham Offshore does not purchase the Senior Preferred Stock on or before September 30, 1998, then for a period of 90 days thereafter it shall be convertible into Series A Preferred Stock. The conversion ratio shall be equal to (i) the liquidation preference amount plus accumulated but unpaid dividends divided by (ii) the arithmetic average of closing prices for the 20 trading days following October 1, 1998 of the Series A Preferred Stock. The Partnership has the right to utilize the Ship Shoal Block 331 platform and related facilities at a rental rate of $1.00 per annum for such period as the platform is owned by Tatham Offshore and located on the Ship Shoal Block 331, provided such use does not interfere with lease operations or other activities of Tatham Offshore. In addition, the Partnership has a right of first refusal relative to a sale of the platform. The agreement with the Partnership resulted in a reduction in demand charge payments of $4,100,000 for the fiscal year ended June 30, 1996, and will result in a reduction of demand charge payments of $7,800,000 for the fiscal year ended June 30, 1997 and $5,900,000 for fiscal years thereafter. At June 30, 1996, the total present value of the prepaid demand charge obligations was $13,507,000. As of June 30, 1996, dividends in arrears on the Senior Preferred Stock totaled $281,000 and accrued interest on the $7,500,000 addition to the Payout Amount totaled $469,000.

         Tatham Offshore remains obligated to pay the commodity charges under these agreements as well as all platform access and processing fees associated with the Viosca Knoll Block 817 lease. Commodity charges under these agreements include a processing or transportation fee for all production from Ship Shoal Block 331 equal to $0.15 per thousand cubic feet of gas, $0.80 per barrel of oil and $0.375 per barrel of condensate. In addition, Tatham Offshore is required to pay $0.10 per barrel for each barrel of water produced that exceeds 100 barrels per day. Currently, each of the three wells Tatham Offshore has drilled at Ship Shoal Block 331 are shut-in due to production and completion problems. The transportation agreements with respect to the Ewing Bank properties provide for a commodity charge equal to 4% of the market price for production actually transported. During the year ended June 30, 1996, the commodity charges paid averaged $0.16 per thousand cubic feet of gas and $0.91 per barrel of oil for production from the Ewing Bank 914 #2 well. Platform access and processing fees associated with Tatham Offshore's current 25% working interest in the Viosca Knoll Block 817 lease consist of a platform access fee of $131,667 per month for a period of eighty-four months beginning July 1995 and a processing fee equal to $.05 per thousand cubic feet of gas produced.

Management Agreements

         DeepTech has entered into management agreements with each of Leviathan, Tatham Offshore, Offshore Marketing, DeepFlex, Offshore Processors and Deepwater Systems (collectively "the Subsidiaries", individually a "Subsidiary"). The management fees charged to the Subsidiaries are intended to approximate the amount of resources allocated by DeepTech to each such Subsidiary. Each of the management agreements has an initial term expiring on June 30, 1997, and may be terminated thereafter upon 90 days' notice by either party thereto. Historically, management fees payable by each Subsidiary during its developmental stage have been funded through advances by DeepTech to each such Subsidiary. With respect to the management agreements with Leviathan, Tatham Offshore, DeepFlex, Offshore Marketing and Dover, DeepTech charged each such company, prior to November 1, 1995, an annual management fee of $2.0 million, $2.0 million, $375,000, $375,000 and $250,000, respectively, plus 40%, 40%, 7.5%,
7.5% and 5%, respectively, of DeepTech's unreimbursed selling, general and administrative expenses in exchange for operational, financial, accounting and administrative services. As a result of a reallocation of the level of services provided to each of DeepTech's Subsidiaries, DeepTech amended its existing management agreements with each of its Subsidiaries, effective
November 1, 1995, to reflect the revised level of management fees payable by each Subsidiary. Effective November 1, 1995, DeepTech charges Leviathan,
Tatham Offshore, DeepFlex and Offshore Marketing 45.3%, 27.4%, 18.8% and 8.5%, respectively, of DeepTech's overhead expenses. Also, effective November 1, 1995, Dover began functioning as a stand alone business unit with its own management and employees and therefore terminated its management agreement with DeepTech. For the year ended June 30, 1996, Leviathan and Offshore Marketing made their required cash payments to DeepTech for their management fees. Leviathan was reimbursed by the Partnership for management fees relating to the conduct and business of the Partnership. For the year ended June 30, 1996, DeepTech charged Tatham Offshore $4.4 million under its management agreement. These costs were effectively paid when DeepFlex exercised 4,670,957 Tatham Offshore Warrants to purchase an equal number of shares of Tatham Offshore Series A Preferred Stock at $1.00 per share by offsetting the then outstanding DeepTech receivable from Tatham Offshore by $4.7 million. DeepFlex, which is currently charged 18.8% of DeepTech's general and administrative overhead costs, did not make payments of management fees to DeepTech during such period.

Marketing Agreements

         Tatham Offshore and Offshore Marketing have entered into purchase agreements whereby Offshore Marketing has agreed to purchase all of the gas, oil and condensate production produced by Tatham Offshore from its West Delta 35, Ship Shoal 331 and Ewing Bank properties (substantially all the oil and gas production of Tatham Offshore). During the year ended June 30, 1996, Tatham Offshore sold 99% of its production to Offshore Marketing. Through October 1995, the sales prices were based upon contractually agreed upon posted prices. In November 1995, Tatham Offshore renegotiated its agreement with Offshore Marketing to provide Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas for selling Tatham Offshore's production. Tatham Offshore's sales to Offshore Marketing totaled $19.2 million for the fiscal year ended June 30, 1996. In July 1994, Offshore Marketing began purchasing substantially all of the oil and gas production of the Partnership on the same terms as the agreements with Tatham Offshore. The Partnership's sales to Offshore Marketing totaled $24.4 million for the year ended June 30, 1996.

PIK Notes

         As of June 30, 1996, DeepFlex Production Partners, L.P. ("DeepFlex Partners"), which is 50% owned by the Company and 50% owned by wholly-owned subsidiaries of Coflexip Stena Offshore, owed DeepFlex $40,490,000 aggregate principal amount of subordinated payment in kind indebtedness ("PIK Notes"). Any additional advances from DeepFlex to DeepFlex Partners are to be evidenced by PIK Notes. PIK Notes bear interest at 12% per annum, payable quarterly, and are due on March 31, 2002. Interest is required to be paid under certain circumstances by the issuance of additional PIK Notes. The PIK Notes are subordinate to all indebtedness incurred by DeepFlex Partners for the acquisition, conversion or maintenance of any floating production system and are secured by a first mortgage on the FPS Laffit Pincay. Interest income related to the PIK Notes totaled $5,884,000 for the year ended June 30, 1996.

         Effective March 31, 1995, the Company transferred the FPS Eddie Delahoussaye, a semisubmersible drilling rig, to DeepFlex Partners for $14,763,000 of PIK Notes. In September 1995, the Company sold the FPS Eddie Delahoussaye (on behalf of DeepFlex Partners) to a third party. The net sales proceeds were transferred to the Company as repayment of a portion of the PIK Notes issued by DeepFlex Partners.

Leviathan Dividends and Tax Sharing Payments

         During the year ended June 30, 1996, Leviathan Holdings paid $7,707,000 in cash dividends to its stockholders, which include DeepTech (85%), Mr. Darling (5%), Mr. Tatham (3%), Mr. Weir (0.25%) and Mr.

Morris (0.25%). In addition, Leviathan paid DeepTech $1,220,000 during the year ended June 30, 1996 pursuant to a tax sharing agreement for estimated taxes for the year then ended. At June 30, 1996, Leviathan owed DeepTech $459,000 under this tax sharing agreement.

Tatham Offshore Subordinated Notes

         As of June 30, 1996, Tatham Offshore had issued to DeepTech $60,000,000 aggregate principal amount of Subordinated Convertible Promissory Notes (the "Tatham Offshore Subordinated Notes") for funds received. The Tatham Offshore Subordinated Notes bear interest from the date of issuance at a rate of 11 3/4% per annum, payable quarterly in arrears; provided, however, effective July 1, 1997, interest shall accrue at a rate of 13% per annum. Interest income related to these Tatham Offshore Subordinated Notes totaled $7,060,000 for the year ended June 30, 1996. The principal amount of the Tatham Offshore Subordinated Notes is payable in seven equal annual installments of approximately $8,571,000 commencing August 1, 1999. At any time after August 1, 1999, Tatham Offshore may redeem in full or may from time to time redeem in part, the Tatham Offshore Subordinated Notes, without penalty or premium, upon 90 days prior written notice to the holder thereof. The holders of the Tatham Offshore Subordinated Notes have the option, at any time and from time to time, to convert all or any portion of the principal and accrued interest outstanding thereunder into common stock of Tatham Offshore at $10.00 per share, subject to adjustment under certain circumstances. The holders of 20% or more of the principal amount of the Tatham Offshore Subordinated Notes and common stock into which Subordinated Notes have been converted have the right to demand the registration of the Tatham Offshore Subordinated Notes (or any shares of common stock issued upon conversion thereof) under the Securities Act; provided, however, that Tatham Offshore shall only be obligated to file and cause to become effective three registration statements with respect thereto. In addition, such holders have certain piggyback registration rights. The holders of a majority of the aggregate principal amount of the Tatham Offshore Subordinated Notes may accelerate the payment of the principal and interest thereon upon the occurrence of certain events of default which include the failure to pay principal or interest when due, the voluntary or involuntary bankruptcy of Tatham Offshore, an unpaid judgment against Tatham Offshore in excess of $5 million and the acceleration of other indebtedness of Tatham Offshore in excess of $5 million in the aggregate. The Tatham Offshore Subordinated Notes are subordinate to all senior indebtedness of Tatham Offshore which includes the Affiliate Note. Tatham Offshore has agreed not to incur additional subordinated indebtedness without the consent of the holders of the Tatham Offshore Subordinated Notes. Further, DeepTech may only transfer the Tatham Offshore Subordinated Notes after certain conditions are satisfied.

Loans from Officers, Directors and Affiliates

         In November 1989, Mr. Tatham entered into a line of credit facility to extend up to $10 million to DeepTech (the "Senior Subordinated Master Credit Facility"). Borrowings under the Senior Subordinated Master Credit Facility matured on January 1, 1996, bore interest at 12% per annum which was due at maturity and were subordinate to all senior indebtedness of DeepTech. Subsequently, Mr. Tatham transferred a portion of his rights and obligations under the Senior Subordinated Master Credit Facility to third parties. At January 1, 1996, aggregate borrowings outstanding under the Senior Subordinated Master Credit Facility totaled approximately $3.4 million, of which amount $2.8 million was payable to Mr. Tatham and accrued interest payable on outstanding borrowings under the Senior Subordinated Master Credit Facility totaled approximately $2.8 million, of which $2.4 million was payable to Mr. Tatham. DeepTech's ability to borrow additional funds pursuant to the Senior Subordinated Master Credit Facility has terminated.

         DeepTech has also issued other subordinated notes payable to certain of the directors and stockholders of DeepTech. Approximately $1.6 million principal amount of such notes matured on January 1, 1996 and bore interest at 10% per annum, which was due at maturity, and approximately $1.9 million of such notes matured on January 1, 1996 and bore interest at 7% per annum, which was due at maturity. At January 1, 1996, approximately $3.3 million aggregate principal amount under such notes was payable to Mr. Tatham, and approximately $1.7 million of accrued interest under such notes was payable to Mr. Tatham.

         In December 1995 and January 1996, DeepTech paid $300,000 in principal of the notes payable to affiliates due on January 1, 1996. In January 1996, the Company issued $10,087,000 in unsecured notes payable

(the "Short-Term Notes"), of which amount $9.0 million was payable to Mr. Tatham, bearing interest at 18% per annum and due on February 15, 1996 to affiliates in settlement of the remaining $6,672,000 of principal and $3,415,000 of interest which was due on January 1, 1996.

         In February 1996, DeepTech refinanced a total of $6,640,000 of Short-Term Notes in the form of subordinated unsecured notes issued by DeepTech to Mr. Tatham and other affiliates (the "DeepTech Subordinated Notes") and guaranteed by DeepFlex on a subordinated basis to the Term Loan as defined below. At June 30, 1996, the amount of such DeepTech Subordinated Notes due to Mr. Tatham was $6,000,000. The DeepTech Subordinated Notes are due January 15, 1997 and bear interest at 15% per annum, payable quarterly. In connection with this refinancing, these affiliates received a 4% refinancing fee of $266,000 and warrants to purchase 1,475,555 shares of Common Stock at $4.50 per share. Interest expense and amortization of debt issue costs related to the DeepTech Subordinated Notes totaled $370,000 and $133,000, respectively, for the year ended June 30, 1996. Total interest expense for the year ended June 30, 1996 related to indebtedness due to Mr. Tatham was $840,000.

Guarantees

         In December 1994, Offshore Marketing entered into a credit facility which provides for a general purpose revolving credit line and the issuance of letters of credit, on a case-by-case basis, not to exceed $3 million to cover certain of Offshore Marketing's gas purchase commitments. Interest on advances under this credit facility accrued at the prime rate plus 2% per annum. DeepTech guaranteed Offshore Marketing's obligations under this credit facility. The facility terminated on October 31, 1995.

         In February 1996, DeepFlex entered into a term loan agreement to borrow $12,000,000 (the "Term Loan") from a syndicate of commercial lenders. The Term Loan bears interest at 12% per annum, payable monthly, is due on July 15, 1997 and is secured by substantially all tangible and intangible assets currently owned by DeepFlex, including the 10,000,000 Warrants purchased from Tatham Offshore and all PIK Notes issued by DeepFlex Partners, except the $3,000,000 of PIK Notes pledged to Highwood Partners, L.P. (discussed below). In addition, the lenders required an assignment by DeepFlex of the first preferred ship mortgage on the FPS Laffit Pincay which is securing the PIK Notes. In connection with the Term Loan, DeepTech issued to the lenders warrants to purchase an aggregate of up to 2,666,667 shares of Common Stock at $4.50 per share. One of the lenders, Citibank, N.A., required that Mr. Tatham guarantee $6,000,000 of the Term Loan. In exchange for Mr. Tatham agreeing to guarantee a portion of the Term Loan, Mr. Tatham received from Citibank, N.A. warrants to purchase 333,333 shares of Common Stock, twenty-five percent of the loan fees payable by the Company to Citibank, N.A. and a quarterly fee equal to 50 basis points per annum for the period the guaranty is outstanding.

         Prior to June 30, 1995, Tatham Offshore converted approximately $12,813,000 of its accounts payable into short-term promissory notes (the "Creditor Notes") of which $10,468,000 remained outstanding at June 30, 1995. Substantially all of the Creditor Notes were guaranteed by DeepTech pursuant to a performance guarantee commitment issued to Tatham Offshore by DeepTech. In August 1995, Tatham Offshore paid all outstanding principal and interest due under the Creditor Notes.

Other

         As of June 30, 1995, Tatham Offshore had made a non-interest bearing advance of $89,775 to Mr. Moses who is also a stockholder of Tatham Offshore. During the year ended June 30, 1996, Tatham Offshore forgave this advance in exchange for consulting fees rendered by Mr. Moses to Tatham Offshore.

         In September 1995, Tatham Offshore acquired an aggregate 25% working interest in Phar Lap (Viosca Knoll Block 817) and an approximate 12.5% working interest in the remainder of the Phar Lap Unit (collectively, the "Phar Lap Working Interest") from two industry partners for a total of $16,000,000 in convertible production payments payable from 25% of the net cash flow from the Phar Lap Working Interest so acquired. The unpaid portion of the production payments is convertible into Tatham Offshore common stock at any time during the first five years at $8.00 per share. Under certain circumstances, the industry partners may require DeepTech to purchase the convertible production payments for an amount equal to 50% of the unrecovered portion thereof.

         In January 1995, DeepTech loaned Mr. Tatham $600,000 evidenced by an unsecured demand note bearing interest at 15% per annum. In settlement of an obligation to Mr. Tatham, DeepTech canceled this demand note in September 1995 as discussed below. In October 1995, Mr. Tatham executed an unsecured demand note in favor of DeepTech for $250,000 bearing interest at 15% per annum. This demand note was paid in full in January 1996.

         In November 1994, the Board of Directors authorized DeepTech to agree to reimburse Mr. Tatham for costs he incurred in connection with agreements with Messrs. Gerard and Albert pursuant to which Mr. Tatham granted each of them options to purchase 150,000 shares of Common Stock from him at his cost with respect thereto. See "Compensation of Directors." In September 1995 the Board authorized DeepTech to grant Mr. Tatham options to purchase 300,000 shares of Common Stock at $5.00 per share, the estimated fair market value at the date of grant and to pay Mr. Tatham $705,000 which was settled in part by canceling Mr. Tatham's obligations under the unsecured demand note dated January 2, 1995 in the original principal amount of $600,000.

         In January and April 1995, DeepTech loaned Mr. Sims $100,000 and $300,000 respectively, evidenced by unsecured non-interest bearing demand notes. In June 1995, DeepTech granted stock options to purchase 300,000 shares of its Common Stock to Mr. Sims at an exercise price of $4.00 per share, the market price on the date of issuance. The options were exercised on June 12, 1995 in exchange for a note payable to DeepTech in the aggregate amount of $1.2 million. The note accrues interest at 8% per annum and if Mr. Sims continues to be employed by DeepTech for three years from the date of grant, DeepTech will forgive the note. If Mr. Sims voluntarily terminates employment with DeepTech prior to the end of the three year period from the date of grant, he must repay the note by either (i) paying principal and interest or (ii) returning the Common Stock to DeepTech to satisfy repayment of principal and interest.

         In December 1994, the Company agreed to charter a multi-purpose service vessel for use in the Gulf from Alpha Marine Services (the "Edison Chouest Agreement") for a two-year period commencing in May 1995 with an option to extend the charter for up to an additional 13 years. In return, the Company agreed to pay an initial base day rate of $6,980 as a charter fee for use of the vessel. The Company executed an agreement with Alpha Marine Services effective October 1, 1995 to terminate the Edison Chouest Agreement in exchange for the issuance by DeepTech of 100,000 shares of its Common Stock to Alpha Marine Services. Alpha Marine Services is 30% owned by Dr. Chouest.

         As of July 1, 1996, Elliott Associates, L.P., Westgate International, L.P. and Martley International, Inc., which are entities under common control with Highwood Partners, L.P. ("Highwood Partners"), had acquired a total of 6,037,784 shares of Tatham Offshore's Series A Preferred Stock. In December 1995, DeepFlex entered into an agreement with Highwood Partners to form Deepwater Drillers, L.L.C. ("Deepwater Drillers") to exercise an option assigned from the Company to acquire the FPS Bill Shoemaker (formerly named the Treasure Searcher), a second generation semisubmersible drilling rig. At inception, Deepwater Drillers was owned 50% by a wholly-owned subsidiary of DeepFlex and 50% by Highwood Partners. In December 1995, the Company issued promissory notes to Highwood Partners (the "Highwood Notes") for an aggregate principal amount of $13,500,000 for the purchase of the FPS Bill Shoemaker. In connection with the caretakership and refurbishment of the FPS Bill Shoemaker and FPS V's purchase of Highwood Partners' 50% interest on June 30, 1996 for $14,500,000, the Company issued an additional $3,758,000 of Highwood Notes.
The Highwood Notes are secured by a mortgage on the FPS Bill Shoemaker and approximately $3,000,000 of PIK Notes, bear interest at 12%, payable quarterly and are due March 31, 1997. The Company capitalized interest related to the Highwood Notes of $1,021,000 for the year ended June 30, 1996. In July 1996, the Company borrowed an additional $992,000 for refurbishment costs bringing the total amount of outstanding Highwood Notes to $18,250,000. In connection with the issuance of the Highwood Notes, the Company granted Highwood Partners warrants, which expire on December 5, 1997, to acquire 472,973 shares of Common Stock at $5.00 per share.

         In February 1996, DeepFlex Partners' FPS Laffit Pincay began providing contract drilling services to Flextrend Development, which will extend until Flextrend Development completes its drilling program at Garden Banks Block 117. During the year ended June 30, 1996, DeepFlex Partners provided services totaling $1,081,000 under this agreement. Net proceeds from the contract drilling services have been used to pay interest and principal to DeepFlex on the PIK Notes.

         Mr. Tatham also serves as a Director of J. Ray McDermott, S.A. ("McDermott"). Certain of the subsidiaries of the Partnership have contracted with certain subsidiaries of McDermott for construction and installation of pipelines and related facilities in the ordinary course of business. During the year ended December 31, 1995, the Partnership had incurred $56,821,000 pursuant to such contractual arrangements.

         Mr. Darling is a partner in Baker & Botts, L.L.P. During the fiscal year ended June 30, 1996, DeepTech and certain of its subsidiaries have paid legal fees and expenses to Baker & Botts, L.L.P.

SECTION 16(a) REPORTS

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires DeepTech's officers and directors, and persons who beneficially own more than 10% of Common Stock ("10% Stockholders"), to file reports of ownership and changes in ownership with the Commission. All of these filing requirements were satisfied by DeepTech's directors and officers and, to the knowledge of DeepTech, the 10% Stockholders.

COMPARATIVE STOCK PERFORMANCE

         As required by applicable rules of the Commission, the performance graph was prepared based upon the following assumptions:

         1. $100 was invested in Common Stock, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Dow Jones Oil - Secondary Index (the "Peer Group") on May 16, 1994 (the date the Common Stock commenced trading on the Nasdaq National Market).

         2.      Dividends are reinvested on the ex-dividend dates.

                           COMPARATIVE TOTAL RETURNS

             DEEPTECH INTERNATIONAL INC., S&P 500 INDEX, PEER GROUP
              (PERFORMANCE RESULTS MAY 16, 1994 TO JUNE 30, 1996)





 ---------------------------------------------------------------------------
                   16-MAY-94      30-JUN-94       30-JUN-95        30-JUN-96
 ---------------------------------------------------------------------------
 DEEPTECH           100.00          140.00            40.00            50.00
 ---------------------------------------------------------------------------
 S&P 500 INDEX      100.00          100.18           126.30           159.14
 ---------------------------------------------------------------------------
 PEER GROUP         100.00           98.43           101.28           117.40
 ---------------------------------------------------------------------------


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 2)

         Pursuant to the recommendation of the Conflicts and Audit Committee, the Board has appointed Price Waterhouse LLP, independent accountants, to audit the consolidated financial statements of DeepTech for the year ending June 30, 1997. DeepTech is advised that no member of Price Waterhouse LLP has any direct financial interest or material indirect financial interest in DeepTech or any of its subsidiaries or, during the past three years, has had any connection with DeepTech or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification by the stockholders of this appointment.

         A representative of Price Waterhouse is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

PROPOSALS FOR 1997 ANNUAL MEETING

         Pursuant to various rules promulgated by the Commission, any proposals of holders of Common Stock of DeepTech intended to be presented at the Annual Meeting of Stockholders of DeepTech to be held in 1997 must be received by DeepTech addressed to the Secretary, 7500 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, by June 13, 1997 in order to be included in DeepTech's proxy statement and form of proxy relating to that meeting.

PROPOSALS FOR 1996 ANNUAL MEETING

         With respect to business to be brought before the Annual Meeting, DeepTech has not received any notices from stockholders that it is required to include in this Proxy Statement.

                                    GENERAL

         As of the date of this Proxy Statement, the management of DeepTech has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

         The cost of any solicitation of proxies by mail will be borne by DeepTech. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and DeepTech will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, DeepTech has retained ChaseMellon Shareholder Services, L.L.C. to perform a proxy search to determine the beneficial owners of the Common Stock as of the record date and will pay a fee to such firm of approximately $225 plus reimbursement of expenses.

         The information contained in this Proxy Statement in the sections entitled "Report From the Compensation Committee Regarding Executive Compensation" and "Comparative Stock Performance" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that DeepTech specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                                        By Order of the Board of Directors,

                                        /s/ THOMAS P. TATHAM
                                        THOMAS P. TATHAM
                                        Chairman of the Board
Houston, Texas
September 30, 1996

                             [FRONT SIDE OF PROXY]

                                     PROXY
                          DEEPTECH INTERNATIONAL INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Thomas P. Tatham and Donald V. Weir as Proxies, with the power of substitution, and authorizes them to represent and to vote at the Annual Meeting of Stockholders to be held October 22, 1996, or any adjournment thereof, all the shares of Common Stock of DeepTech International Inc. held of record by the undersigned on September 27, 1996, as designated below.

         1.   Election of directors - director nominees:

         Thomas P. Tatham, Conrad P. Albert, Laney Chouest, Charles M. Darling, IV, Ralph Eads, Robert E. Fox, Steven L. Gerard, Michael H. Lam, Ben T. Morris, Nancy K. Quinn, Janet E. Sikes, Grant E. Sims, Donald V. Weir

        [ ]   FOR all nominees listed above     [ ]   WITHHOLD AUTHORITY
              (except as indicated below)             to vote for all nominees

         Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line.

         ---------------------------------------------------------------------

         2. To ratify the selection of Price Waterhouse LLP as independent accountants.

         [ ]  FOR                   [ ]  AGAINST                [ ]  ABSTAIN

The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the Annual Meeting.

                            [REVERSE SIDE OF PROXY]

         This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. Please refer to the Proxy Statement for a discussion of each of these matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. As to any other matter, said Proxies shall vote in accordance with their best judgment.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.

                                Dated________________________________ , 1996


                                --------------------------------------------
                                                Signature

                                --------------------------------------------
                                        Signature if held jointly

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.